UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Manitowoc Company
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 21, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of The Manitowoc Company, Inc., which will be held at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, on Tuesday, May 6, 2014, at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of four directors.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	An advisory vote to approve the compensation of the Company’s named executive officers.

4.	Such other business as may properly come before the Annual Meeting.

The Board of Directors of the Company recommends the following votes:

•

FOR election of the four directors named in the enclosed proxy materials; if elected, one director will serve a two-year term expiring at the Annual Meeting of Shareholders in 2016 and three directors will each serve a three-year term expiring at the Annual Meeting of Shareholders in 2017;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

Whether or not you are able to attend the 2014 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 25, 2014.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that notice, you may view the proxy materials online at www.proxydocs.com/mtw and you may also access and complete the proxy card online at www.proxypush.com/mtw. Or if you prefer, you may obtain a copy of the proxy materials, free of charge, including a hard copy of the proxy card, through the website www.investorelections.com/mtw, by phone at 1-866-648-8133, or by email at paper@investorelections.com.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending in person.

Sincerely,

Glen E. Tellock

Chairman and CEO

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 21, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Tuesday, May 6, 2014.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

The proxy statement and annual report to shareholders are available at www.proxydocs.com/mtw.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 25, 2014 to facilitate timely delivery.

To the Shareholders of

THE MANITOWOC COMPANY, INC.

The Annual Meeting of the Shareholders of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 6, 2014
Meeting time:	9:00 a.m. Central Daylight Time
Meeting place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin 54220
Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxydocs.com/mtw
Request materials:	Internet: www.investorelections.com/mtw
Phone: 1-866-648-8133
Email: paper@investorelections.com

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect four directors of The Manitowoc Company, Inc., all as set forth and described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To consider an advisory vote to approve the compensation of our named executive officers.

4.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record as of the close of business on February 28, 2014, are cordially invited to attend and are entitled to vote at the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to properly complete the proxy card online at www.proxypush.com/mtw or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or the email address noted above.

By Order of the Board of Directors

MAURICE D. JONES

Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as “we” or the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 6, 2014, at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 21, 2014.

Who can vote?

On February 28, 2014, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 134,973,657 shares of Company Common Stock, $0.0l par value per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

How to vote

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Instructions on how to vote are set forth in the proxy materials sent to shareholders. Shareholders may access and complete the proxy card online at www.proxypush.com/mtw. In order to vote online, a shareholder will need the Control Number provided to the shareholder along with the Notice of Meeting. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to use electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

How to obtain meeting materials

All proxy materials for the 2014 Annual Meeting, including this Proxy Statement and the Annual Report to Shareholders, are available on the Internet at www.proxydocs.com/mtw. All shareholders have been separately provided an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in that notice on or before April 25, 2014 to facilitate timely delivery.

Proxies

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the four director nominees, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the Internet pursuant to the Notice and Access rules of the Securities and Exchange Commission (“SEC”), but also may be made by email, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send proxy materials to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

Required Quorum

To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

Your Broker needs your approval to vote certain matters

We remind you that your broker may not vote your shares in its discretion in the election of directors (proposal 1); therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters relating to executive compensation (proposal 3). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm (proposal 2).

Required Vote

Proposal 1:    Election of Directors.    Directors are elected by a majority of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present, assuming the election is uncontested (the plurality voting standard applies in contested elections). For this purpose, a majority of votes cast means that the number of votes cast “for” a director’s election must exceed the number of votes cast “withhold” with respect to that director’s election. Any shares not voted, whether by broker non-vote or otherwise, will have no effect on the election of directors.

Pursuant to the Company’s Bylaws, any nominee who receives fewer votes cast “for” his or her election than votes cast “withhold” is required to promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote. The Corporate Governance Committee of the Board of Directors will promptly consider the resignation, and make a recommendation to the Board of Directors as to whether to accept or reject such resignation.

Proposal 2:    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against ratification.

Proposal 3:    Advisory vote to approve the compensation of our named executive officers.    The affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present) is required to approve the advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

The Board of Directors recommends a vote: “FOR” the election of the four directors named in the proposal; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and “FOR” approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Four directors are to be elected at the Annual Meeting. The nominees to the Board are Robert G. Bohn, Donald M. Condon, Keith D. Nosbusch and Glen E. Tellock. Information regarding each nominee and the other directors continuing in office is set forth below. If elected, Mr. Bohn will hold office for a two-year term expiring in 2016, and Messrs. Condon, Nosbusch and Tellock will each hold office for a three-year term expiring in 2017, subject to the limit discussed in the following sentence, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, he/she will resign from the Board at the first Annual Meeting held after reaching that age. Because Mr. Stift reached the age of 72, his term will end as of the Annual Meeting on May 6, 2014. The Company expresses its appreciation to Mr. Stift for his many years of dedicated service to the Board.

The election of directors is determined by a majority of the votes cast, if the election is uncontested. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The four nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

As also explained in the Corporate Governance Committee Report, in identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

A description of the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the nominees and each of the directors continuing in office should serve, or continue to serve, as a director of the Company follows the biographical information of each nominee and continuing director below.

The Board of Directors Recommends Election of the Four Nominees Whose Names Follow

All four nominees were recommended to the Board by the Corporate Governance Committee. Messrs. Condon, Nosbusch and Tellock are incumbent directors; Mr. Bohn is not currently a director.

Nominee For a Two-Year Term Expiring at the Annual Meeting to be Held in 2016

Robert G. Bohn, 61, served as Chief Executive Officer of Oshkosh Corporation (NYSE: OSK) from 1997 until December 2010, and as its Chairman of the Board from 2000 to February 2011. Oshkosh Corporation, headquartered in Oshkosh, WI, is a leading manufacturer of access equipment, specialty vehicles, and truck bodies for the primary markets of defense, concrete placement, refuse collection, and fire and emergency vehicles. Mr. Bohn joined Oshkosh Corporation in 1992 as Group Vice President and also served as its President from 1994 to 2007 and as its Chief Operating Officer from 1994 to 1997. Prior to joining Oshkosh Corporation, he held various executive positions with Johnson Controls, Inc. (NYSE: JCI) from 1985 to 1992.

We believe Mr. Bohn’s extensive experience in growth strategy development and execution, international market development, acquisitions integration, and maximizing operational efficiency make him an excellent candidate to join the Company’s Board. He also serves as a Director of Carlisle Companies Inc. (NYSE: CSL), Parker Hannifin Corporation (NYSE: PH) and Menasha Corporation.

Nominees For Three-Year Terms Expiring at the Annual Meeting to be Held in 2017

Donald M. Condon, Jr., 64, has been a director of the Company since 2010 and serves on the Company’s Audit and Compensation Committees. Mr. Condon is President (2011 to present) of IDSM Distribution Services, Inc. (“IDSM”), a family-owned company providing distribution services to suburban Houston, TX. Mr. Condon previously served as Senior Vice President (2006-2012), Corporate Business Development for Westlake Chemical Corporation (NYSE: WLK), an owner and operator of facilities for the manufacture of petrochemicals, plastics and fabricated plastic products headquartered in Houston, TX. Prior to joining Westlake, Mr. Condon held executive positions in the petrochemical, plastics, oil and gas, and industrial fabrication business with Titan Chemicals Corp. Bhd. (2003-2006), Conoco (1993-2003), and E.I. DuPont De Nemours (1974-2003). While at Titan Chemicals, Mr. Condon was Managing Director and Chief Executive Officer, and he led the company when it went public on the Malaysian Stock Exchange (Bursa Malaysia) in 2005, and continued to serve as a director until November 2010.

Mr. Condon’s more than 35 years of senior executive and board experience in management, finance, operations, strategy, and corporate development in the chemical, industrial, and energy industries make him a valuable contributor to the Company’s Board of Directors. Mr. Condon also serves as a member of the Advisory Board of the Nicholas Center for Finance at the University of Wisconsin-Madison, and is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, NACD’s highest accreditation for boardroom leadership.

Keith D. Nosbusch, 63, has been a director of the Company since 2003 and serves as a member of the Company’s Corporate Governance and Audit Committees. He served as chairman of the Company’s Corporate Governance Committee for six years, until May 2011. Previous to that he also served as a member of the Company’s Compensation Committee. Mr. Nosbusch is the current Chairman (2005 to present), President and Chief Executive Officer (2004 to present) of Rockwell Automation, Inc. (NYSE: ROK). Rockwell Automation, headquartered in Milwaukee, WI, is a leading global provider of industrial automation power, control and information solutions. Mr. Nosbusch is also a director of Rockwell Automation, Inc. (2004 to present). He previously served as President, Control Systems, a business unit of Rockwell Automation, and as Senior Vice President of Rockwell Automation, Inc. (1998 to 2004).

As the current Chairman, President and CEO of Rockwell Automation, Inc., Mr. Nosbusch brings valuable experience to the Company’s Board of Directors. Mr. Nosbusch rose through management at Rockwell Automation having served in various positions including president of its control systems business unit. His current position as Chairman and CEO of Rockwell Automation gives him constant exposure to the issues facing leadership of a publicly-traded manufacturing company, including managing, monitoring and assessing enterprise risk and corporate governance. Mr. Nosbusch draws on his background and his real-time experience in advising the Company as a member of its Board of Directors.

Glen E. Tellock, 53, is Chairman of the Board and President and Chief Executive Officer of The Manitowoc Company, Inc. (May 2007 to present). He has been a director of the Company since 2007. He previously served as Senior Vice President (1999-2007), President of the Manitowoc Crane Group (2002-2007), and Chief Financial Officer (1999-2002) of the Company. Mr. Tellock also serves as an emeritus board member of the University of Wisconsin-Madison School of Business Dean’s Advisory Board, board member and former Chairman of the Association of Equipment Manufacturers (AEM), and a board member of Astec Industries, Inc. (NASDAQ: ASTE); he also serves on Astec Industries’ Audit Committee.

Mr. Tellock’s day-to-day leadership of The Manitowoc Company provides an invaluable contribution to the Company’s Board of Directors. Mr. Tellock joined the Company in 1991 as Director of Accounting, was promoted to Controller, then to Vice President of Finance and Treasurer and soon thereafter became the Senior Vice President and Chief Financial Officer of the Company. Mr. Tellock’s advancement in the Company continued as he was named President of the Company’s crane segment in 2002. He served in that role until he was named the Chief Executive Officer in 2007. Mr. Tellock’s over 20-year history with the Company in accounting, financial and operational roles, coupled with his service as a board member of another publicly-traded company as well as his service and leadership with manufacturing/industry associations, qualify Mr. Tellock for his role as Chairman of the Board.

Members of the Board of Directors Continuing In Office

Terms Expiring at the Annual Meeting to be Held in 2015

Roy V. Armes, 61, has been a director of the Company since 2010 and currently serves as Chairman of the Company’s Corporate Governance Committee. Mr. Armes serves as the Chairman of the Board (December 2007 to present) and President and Chief Executive Officer (January 2007 to present) of Cooper Tire & Rubber Company (NYSE: CTB). Cooper Tire & Rubber Company, headquartered in Findlay, OH, is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light and medium truck, motorcycle and racing tires. Prior to joining Cooper Tire & Rubber Company, Mr. Armes was employed for 31 years at Whirlpool Corporation, a manufacturer and marketer of major home appliances, serving in positions of increasing responsibility, including Senior Vice President, Project Management Office; Corporate Vice President and General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; President/Managing Director, Whirlpool Greater China; Vice President, Manufacturing Technology, Whirlpool Asia (Singapore); and Vice President, Manufacturing & Technology, Refrigeration Products, Whirlpool Europe (Italy).

Mr. Armes brings great experience to the Company’s Board with close to 40 years of significant senior management experience at two global manufacturing companies. He has extensive experience in engineering, manufacturing, technology, global procurement, sales and marketing and international operations management. He also served as a board member of JLG Industries (2002-2006) and serves as a board member of AGCO Corporation (NYSE: AGCO) (October 2013 to present). This experience, together with Mr. Armes’ education and board member experience, qualify him to serve on the Company’s Board of Directors.

Cynthia M. Egnotovich, 56, has been a director of the Company since 2008 and currently serves as Chair of the Company’s Compensation Committee. She served as President, Customer Service of Aerospace Systems of United Technologies Corporation (NYSE: UTX) from 2012 until her retirement in November 2013. United Technologies Corporation (UTC), headquartered in Hartford CT, is a diversified company that provides a broad range of high-technology products and services to the global aerospace and building systems industries. The UTC Aerospace Systems Customer Service organization focused on program management of customer long-term agreements, sales, and technical support. Previous to her position with UTC, Ms. Egnotovich was Vice President (2002 to 2012) of Goodrich Corporation and Segment President, Nacelles and Interior Systems (2007 to 2012) of Goodrich Corporation. Goodrich Corporation was a leading aerospace manufacturer, located in Charlotte, NC, that was acquired by UTC in 2012. Ms. Egnotovich previously served as Segment President, Engine Systems (2005 to 2007); Segment President, Electronic Systems (2003 to 2005); and Segment President, Engine and Safety Systems (2002 to 2003), all at Goodrich Corporation. Prior to 2002, Ms. Egnotovich held other positions of increasing responsibility since joining Goodrich in 1986.

Ms. Egnotovich brings senior management, accounting, and financial controls experience to the Company’s Board of Directors. Ms. Egnotovich’s financial controls and accounting expertise had their foundation when she served as a financial analyst and then controller of a division of Goodrich. From there she moved to other positions of increasing responsibility, serving as president of various business segments within Goodrich, and until 2013, as President, Customer Service of Aerospace Systems of UTC until her retirement in 2013. Her background and experience in finance, accounting, and senior management in various segments of large manufacturing companies make her well-suited to serve on the Company’s Board of Directors.

James L. Packard, 71, has been a director of the Company since 2000 and currently serves as a member of the Company’s Compensation and Audit Committees. He most recently served as Chairman of the Company’s Compensation Committee for six years until May 2011. He also previously served as a member of the Company’s Audit Committee. He served as Executive Chairman (2005 to 2006), Chairman of the Board (1986 to 2005), President (1980-2002) and Chief Executive Officer (1984-2005) of Regal-Beloit Corporation (NYSE: RBC). Regal-Beloit Corporation is a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. He is also a director of Clarcor, Inc. (NYSE: CLC), located in Nashville, TN (where he serves as chairman of the governance committee); First National Bank and Trust, located in Beloit, WI; Douglas Dynamics, Inc. (NYSE: PLOW), located in Milwaukee, WI; and ABC Supply Co. Inc., located in Beloit, WI. Mr. Packard also previously served on the boards of two other publicly-traded companies: Elco Corporation and Gehl Corporation. Mr. Packard served on the Board of Governors of the American Stock Exchange (“AMEX”) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with The National Association of Securities Dealers (“NASD”). After the merger he served as a member of the Listing and Hearing Review Council of the NASD.

Mr. Packard’s over 26 years of experience in senior management of a publicly traded company, his many years of service on several boards of directors and committees, including his experience with AMEX and NASD, have given him valuable insight and well-qualify him to serve on the Board of Directors of The Manitowoc Company.

Terms Expiring at the Annual Meeting to be Held in 2016

Joan K. Chow, 53, has been a director of the Company since 2012 and serves as a member of the Company’s Audit and Corporate Governance Committees. Ms. Chow is the Executive Vice President and Chief Marketing Officer at ConAgra Foods, Inc. (NYSE: CAG). Con Agra Foods, headquartered in Omaha, NE, is one of North America’s leading packaged food companies. Prior to her career at ConAgra, Ms. Chow was employed for nine years with Sears Holdings Corporation in various marketing positions of increasing responsibility, having served as Senior Vice President/Chief Marketing Officer of Sears Holdings Corporation immediately prior to taking a position with ConAgra. Prior to that, she served in executive positions with Information Resources Inc. and Johnson & Johnson Consumer Products, Inc. Ms. Chow currently serves on the Board of Feeding America, a leading hunger-relief charity in the United States.

Ms. Chow leads ConAgra’s global marketing team, including integrated marketing planning, advertising, social media, consumer insights, brand design, and multicultural marketing. Ms. Chow’s extensive leadership experience in marketing, advertising and consumer insight brings a valuable perspective to the Company’s Board of Directors.

Kenneth W. Krueger, 57, has been a director of the Company since 2004 and currently serves as Chairman of the Company’s Audit Committee. He previously served as a member of both the Audit and Compensation Committees. Mr. Krueger was the Chief Operating Officer (2006 to 2009) and Executive Vice President (2005 to 2006) of Bucyrus International, Inc., a global leader in mining equipment manufacturing, headquartered in South Milwaukee, WI (Bucyrus, formerly listed on NASDAQ: BUCY, was acquired by Caterpillar Inc.). Mr. Krueger also was the Sr. Vice President and Chief Financial Officer (2000 to 2005) of A. O. Smith Corporation (NYSE: AOS), a global manufacturer of water heaters in Milwaukee, WI, and Vice President, Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group (1999 to 2000) of Eaton Corporation, Cleveland, OH (NYSE: ETN). Mr. Krueger serves as a director of Douglas Dynamics, Inc. (NYSE: PLOW), located in Milwaukee, WI.

Mr. Krueger has extensive financial, accounting and operations experience. He has served as a chief financial officer and chief operating officer of publicly traded companies and has other significant senior management experience. His experience and background in finance and accounting in a publicly traded manufacturing company bring great focus to the Company’s accounting, auditing and internal controls. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, coupled with his experience in accounting and finance, make him a valued adviser as a member of the Company’s Board of Directors and as the current Chairman of the Audit Committee.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the Annual Meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal.

If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine whom to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report sections of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and Company performance, as well as to motivate our executives to maximize long-term total returns to our shareholders. In accordance with rules adopted by the Securities and Exchange Commission, we are seeking an advisory vote from our shareholders to approve the compensation of our named executive officers; the Company currently holds these votes annually. We believe the 2013 actual compensation paid to the named executive officers is commensurate with the Company’s 2013 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your support to approve the compensation of the named executive officers, we highlight the following information (which is also included in the Executive Summary of the Compensation Discussion and Analysis section of this Proxy Statement).

Financial Performance was Near Targeted Goals and Total Shareholder Return was +49%

We believe 2013 was a solid year for the Company in terms of financial and operational results. Total shareholder return (“TSR”) for 2013 was 49%. Consistent with our emphasis on performance-based pay, the majority of our named executive officers’ target annual pay opportunity is based on financial results (relative to specific goals) and share price appreciation. Commensurate with the Company’s 2013 performance results, the annual incentive awards for the performance period ended December 31, 2013 were earned near targeted levels.

Key Business Results	Impact on Pay Decisions

•      Sales increased by 3% to $4.0 billion from $3.9 billion in 2012

•      Operating Earnings attributable to the Company increased by 39% to $141.8 million from $101.7 million in 2012

•      EPS increased by 38% to $1.05 from $0.76 in 2012

•      Operating Cash Flow increased by 99% to $323.1 million from $162.4 million in 2012

•      EVA® improved by $25.6 million

•      Aggregate debt outstanding as of December 31, 2013 decreased by $257.9 million compared to December 31, 2012

• Short-Term Incentive Plan awards for Corporate performance were earned at 96.4% of target, reflecting our slightly below target financial performance

Our Executive Pay Program Strongly Aligns Pay with Performance and Applies Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices. Over the past several years, our executive compensation program design and practices have evolved to better support our changing business and talent needs, as well as to reflect market practices and trends. In particular, as summarized below, we have improved the linkage of the pay program to key metrics of our business strategy and shareholder value creation. The Company’s approach is to apply a comprehensive perspective in selecting performance measures and setting goals for both the annual and long-term incentive plans. As a result of the foregoing considerations, the performance metrics used in our annual incentive plan and the financial measures in our performance share grants have changed, and may continue to change, from year-to-year to best reflect the direct accountabilities assigned to the management team for a particular year (short-term incentives) and for several years (long-term incentives).

2013 Incentive Plan Design

The incentive plans, collectively, cover a range of key financial measures — cash earnings in excess of the cost of capital, bottom-line earnings, cash flow and debt reduction — and TSR. The performance measures used in the 2013 annual incentive plan (Short-Term Incentive Plan (STIP)) and 2013 long-term incentive grants are as follows:

2013 STIP	2013 Long-Term Incentive Grants

•   EVA® Improvement (weighted 50%), which motivates generating cash earnings in excess of the cost of capital

•   Corporate EPS (weighted 25%), which motivates growth in bottom-line earnings

•   Corporate Operating Cash Flow (weighted 25%), which motivates efficient cash generation from operations, including management of working capital

•   Performance shares (weighted 60%) earned based on the three-year (2013 to 2015) results on two equally-weighted measures:

•   Debt Reduction, which motivates cash generation to pay down debt

•   Relative TSR, which compares the Company’s performance to selected businesses and industry peers

•   Stock options (weighted 40%), which vest in equal annual installments over four years

Incentive Plan Design Changes for 2014

We continue to monitor our executive compensation program and consider modifications, as appropriate, that will allow us to drive achievement of our business strategy, meet our talent needs and maintain market competitive plans to maximize long-term stockholder value. In this regard, we made changes to the annual incentives and performance share measures for the 2014 incentive award opportunities. These changes were designed to better align with our 2014 one-year objectives (annual incentives) and shift the EVA® Improvement metric to a multi-year perspective (2014 to 2016 performance share cycle). Collectively, we believe these measures continue to capture our key financial drivers of success (including our long-standing practice of managing to EVA®), incorporate more traditional financial measures with target goals based on our budget for the year and maintain our use of relative TSR.

2014 Short-Term/Annual Incentive	2014 Performance Shares

•   Operating Earnings (weighted 40%), which motivates growth in earnings generated from operations

•   Cash from Operations (weighted 40%), which motivates maximizing net cash provided by operating activities and debt repayment

•   Sales (weighted 20%), which motivates top-line growth

Two equally weighted measures:

•   EVA® Improvement, which motivates three-year growth in cash earnings in excess of the cost of capital (in 2013 and prior years, this measure was in the STIP)

•   Relative TSR (similar design as prior years), which aligns payouts to our relative TSR performance

Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices, as listed below:

•	Use multiple performance measures in the annual incentive and long-term incentive (performance shares) awards, without duplicating specific measures

•	Limit annual incentive and performance share payouts to 200% of target, which are only earned if actual performance results significantly outperform the targeted goals

•

Annual incentive payouts having varied commensurate with our performance (from 2009 to 2013 average Corporate payout was 84% of target, and the 2009 award did not pay out based on Corporate performance), reflective of the Company’s performance versus goals during the respective annual periods

•	Provide long-term incentives to officers solely through equity-based awards that are “at risk,” since they are only earned if specific performance goals are achieved or if the stock price appreciates

•	Use relative TSR as a metric in the long-term incentive plan (performance share grants)

•	Discontinued granting time-based restricted stock (or restricted share units) to officers (last grants of such awards were made in 2010)

•

No change in control (CIC) excise tax gross-ups or single-trigger cash severance provisions; eliminated all excise tax gross-ups and single-trigger cash severance provisions and committed to no new or amended executive officer CIC agreements with excise tax gross-ups or single-trigger cash severance provisions

•

Maintain strict stock holding requirements for executive officers, which require that if an officer is not in compliance, the officer must retain all net shares from the exercise of stock options and vesting of restricted stock units or performance shares until the officer is in compliance

•

Review CEO pay-for-performance analyses and officer pay tally sheets annually, which analyze the alignment of pay to TSR performance and detail recent annual compensation, outstanding long-term incentives, retirement benefits and potential CIC severance payments

•	Contact major shareholders on a regular basis regarding our pay practices, which, in 2013, did not reveal any material concerns with any executive compensation practices

•	Provide a limited amount of perquisites to officers

•	No officers or non-employee directors pledge or hedge their holdings of Company stock

•	The Compensation Committee engages an independent compensation consultant, Pay Governance LLC, to assist with the review of the Company’s executive compensation program.

2013 Say-on-Pay Advisory Vote

In 2013, our say-on-pay advisory vote received support from over 97% of shares voted. We believe that this result demonstrates our shareholders’ strong endorsement of the executive compensation program design, decisions and policies. Our shareholder vote was one of many factors considered by the Compensation Committee in reviewing the Company’s executive compensation program. We continue to maintain an ongoing dialogue with our shareholders to help ensure our executive compensation program is aligned with the interests of our shareholders.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

2.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Composition.    Currently the Board is comprised of nine directors. Under the Company’s Bylaws, the number of directors may not be less than seven or more than twelve. The Board of Directors has determined that none of the current eight non-employee directors has a material relationship with the Company and that each non-employee director (Roy V. Armes, Joan K. Chow, Donald M. Condon, Cynthia M. Egnotovich, Kenneth W. Krueger, Keith D. Nosbusch, James L. Packard, and Robert C. Stift) is, and if elected, Robert G. Bohn would be, independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), under applicable law and the New York Stock Exchange listing standards. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria. Those criteria may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. All eight current non-employee directors meet all nine of the criteria, as does Mr. Bohn.

Guidelines.    The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company. All of the directors attended the annual meeting in 2013.

Ethics.    The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, and controller, which is part of the Company’s Code of Business Conduct and Global Ethics Policy. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com.

Meetings.    During the fiscal year ended December 31, 2013, the Board of Directors met six times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served. As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2013.

Board Leadership Structure.    The Board has determined that the interests of the Company and the Board of Directors are best served by having the same individual serve as both the Chairman of the Board and the Chief Executive Officer of the Company. Among the many factors considered by the Board in reaching this conclusion are (a) a track record of effective Board and Company leadership while the Chairman and CEO roles have been combined; (b) all Board members other than the CEO are independent; (c) all Committees of the Board consist only of independent directors; (d) the Board has established clear Corporate Governance Guidelines and Committee Charters that appropriately guide and govern the Chairman; (e) a history of successful governance of the Company and the absence of any problematic governance issues while the Chairman and CEO roles have been combined; and (f) the designation of an independent director who presides at all “independent” director sessions of the Board.

The Corporate Governance Guidelines provide that the chairperson of the Corporate Governance Committee, currently Roy V. Armes, will serve as the presiding director for the executive (independent director) sessions. If for any reason the chairperson of the Corporate Governance Committee is unable to attend or perform the presiding role at a particular independent director session, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of the presiding director for the particular independent director session. The chairperson of the Corporate Governance Committee, as the presiding independent director, also performs the following functions: (a) calls independent director sessions; (b) chairs and leads the discussions at independent director sessions; (c) serves as a liaison between the Chairman of the Board and the independent directors; (d) reviews and approves the agendas for regular Board meetings, including the meetings schedule; and (e) meets with the Chairman and CEO after each independent director session to provide feedback to the CEO regarding the Board meeting and any other matters deemed appropriate by the independent directors.

Committees.    The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors, comprised of only independent directors as follows:

Corporate Governance Committee	Audit Committee	Compensation Committee
Roy V. Armes, Chair	Kenneth W. Krueger, Chair	Cynthia M. Egnotovich, Chair
Joan K. Chow	Joan K. Chow	Donald M. Condon, Jr.
Keith D. Nosbusch	Donald M. Condon, Jr.	James L. Packard
Robert C. Stift	Keith D. Nosbusch	Robert C. Stift
James L. Packard

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one purpose of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of the risk across the organization and the management and/or mitigation of those risks. On a regular basis in its Committee meetings, the Audit Committee specifically reviews the risk factors identified by management that could have a material adverse effect on the business, financial condition, or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor, and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management those issues and the controls that have been put in place, as well as the actions taken to address and mitigate those risks. The management of the risks takes place through the following offices based on responsibility: Chief Financial Officer (market, financial, accounting, information systems, public reporting, reputation, regulatory, and strategic planning risks); General Counsel (legal, regulatory, product liability, and insurance risks); Senior Vice President of Human Resources (employment, labor, regulatory, environmental, health, welfare and safety risk); and the segment Presidents (market, operational, and competition risks).

Transactions with Related Persons

The Company’s policies and procedures regarding the review, approval, and ratification of related party transactions are circumscribed in the director independence criteria adopted by the Board and may be viewed on the Company’s website at www.manitowoc.com, and in the Company’s Code of Business Conduct and Code of Ethics, which also may be viewed on the Company’s website at www.manitowoc.com. The Company’s Code of Ethics specifically requires that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company, no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually, on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval. There were no reportable transactions with related parties during 2013.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed at the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange.

There were five meetings of the Corporate Governance Committee during the Company’s fiscal year ended December 31, 2013. For further information see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com.

All the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has determined that all members of the Audit Committee are financially literate and has designated Messrs. Krueger, Condon, Nosbusch and Packard as “audit committee financial experts,” as defined in the Company’s Audit Committee Charter and in the Securities and Exchange Commission regulations.

During the fiscal year ended December 31, 2013, the Audit Committee met eight times. For further information see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations. A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com.

All the members of the Compensation Committee are “independent” as defined in the Company’s Corporate Governance Guidelines, the Compensation Committee Charter (both of which may be found on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relative to compensation committees. The Compensation Committee is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Management is responsible for making recommendations to the Compensation Committee

(except with respect to compensation paid to the CEO) and effectively implementing the executive compensation program, as established by the Compensation Committee. To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Committee currently retains Pay Governance LLC as its independent compensation consultant. The Compensation Committee considered the factors set forth in the Compensation Committee Charter and in applicable SEC and New York Stock Exchange rules regarding independence, and does not believe that its retention of Pay Governance LLC has given rise to any conflict of interest.

The Compensation Committee’s responsibilities include the following:

•

Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans, and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans

•

Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits, and supplemental benefits of the CEO and other key executives of the Company

•	Annually appraising the performance of the chief executive officer and providing developmental feedback to the CEO and, when appropriate, to other key executives of the organization

•	Annually evaluating CEO and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group

•	Reviewing and recommending pay levels for non-employee directors for vote by the full Board

There were five meetings of the Compensation Committee during the fiscal year that ended December 31, 2013. For further information see the “Compensation Discussion and Analysis” and the “Compensation Committee Report” below.

3.	CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board:

Consideration of Candidates for Board of Directors Submitted by Shareholders.    The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than the 120th calendar day before the date of the Company’s Proxy Statement released to the shareholders in connection with the previous year’s annual meeting, for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder/Interested Person Communications.” In considering any timely-submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event shall a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy).

Consideration of Candidates for Board who are Incumbent Directors.    Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated. If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for Board who are Non-incumbent Directors.    In the event of a vacancy in the Board of Directors, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the policy captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders,” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

During 2013 the Corporate Governance Committee conducted a search for additional director candidates. Mr. Bohn, who is a nominee for director at the upcoming Annual Meeting, resulted from this search. At its December 2013 meeting, the Board concurred with the Committee’s recommendation of Mr. Bohn as a nominee director for shareholder approval.

Director Qualifications and Diversity.    The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors. In identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Committee believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation, or gender identity.

Shareholder/Interested Party Communications.    As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested party may communicate with the Board of Directors in accordance with the following process. If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of the Director of Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding on to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party;

2.

The basis of the party’s interest in the Company; for example, if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned;

3.	The identity of the director or directors for whom such communication is intended;

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member;

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member; and

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication that the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Corporate Governance Committee

Roy V. Armes, Chair

Joan K. Chow

Keith D. Nosbusch

Robert C. Stift

4.	AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with the Company’s management;

•

discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by Public Company Accounting Oversight Board AU 380 (Communication with Audit Committees), and SEC Regulation S-X, Rule 2-07 (Communication with Audit Committee); and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2013 and 2012

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table:

Year Ended December 31,	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2013	$2,614,168	$102,388	$159,986	$1,800
2012	$2,226,323	$57,119	$200,212	$3,600

Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the Securities and Exchange Commission (SEC).

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax fees primarily include fees associated with tax compliance, tax consulting, as well as domestic and international tax planning.

All other fees primarily include fees associated with an accounting research tool.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the Company’s independent registered public accounting firm are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2014. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the upcoming Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee

Kenneth W. Krueger, Chair

Joan K. Chow

Donald M. Condon, Jr.

Keith D. Nosbusch

James L. Packard

5.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2013, the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans and the number of shares available under such plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (A)		Weighted-average exercise price of outstanding options, warrants, and rights (B)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(C)
Equity compensation plans not approved by security holders(1)	0	(2)	$0	(2)	0	(2)
Equity compensation plans approved by security holders(3)	0 7,721,792 93,200 20,000	(3(a))(4) (3(b))(4) (3(c)) (3(d))(2)	$0 $15.97 $22.94 $7.51	(3(a))(4) (3(b))(4) (3(c)) (3(d))(2)	8,000,000 0 0 0	(3(a))(4) (3(a)) (3(c)) (3(d))(2)
Total	7,834,992				8,000,000

(1)

Consists of the Company’s Deferred Compensation Plan. For a description of the key provisions of the Deferred Compensation Plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Deferred Compensation” and the discussion contained under section 7 — Non-Employee Director Compensation.

(2)

Column (A) does not include 270,469 Common Stock units issued under the Deferred Compensation Plan as of December 31, 2013. Each Common Stock unit under the Deferred Compensation Plan represents the right to receive one share of Company Common Stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the Common Stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the Common Stock units. As a result, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 1999 Non-Employee Director Stock Option Plan (the “1999 Stock Plan”), the 2003 Incentive Stock and Awards Plan (the “2003 Stock Plan”), the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Stock Plan”), and the 2013 Omnibus Incentive Plan and does not take into account the Common Stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company Common Stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column (C) includes only those shares remaining available for issuance under the 1999 Stock Plan, the 2003 Stock Plan, the 2004 Stock Plan and the 2013 Omnibus Incentive Plan.

(3)

Consists of the Company’s: (a) 2013 Omnibus Incentive Plan; (b) 2003 Stock Plan; (c) 2004 Stock Plan; and (d) 1999 Stock Plan. The 1999 Stock Plan was the predecessor to the 2004 Stock Plan. The 2013 Omnibus Incentive Plan became effective on May 7, 2013 and replaced the 2003 Stock Plan and the 2004 Stock Plan. No new awards may be issued under the 2003 Stock Plan or the 2004 Stock Plan other than the actual issuance of shares based on performance share awards made in 2012 and 2013 for which the performance period is not yet completed. However, the two plans continue to govern awards outstanding as of the date they were terminated (May 7, 2013), and the outstanding awards under these plans will continue in force and effect until vested, exercised or forfeited pursuant to their terms. For a description of the key provisions of the 2013 Omnibus Incentive Plan, see the discussion contained in this Proxy Statement under section 8 —

Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Long-Term Incentives.” For a description of the key provisions of the 2004 Stock Plan, see the discussion contained in this Proxy Statement under section 7 — Non-Employee Director Compensation.

(4)

Includes stock options and performance share awards issued at target other than performance share awards that are merely service-based on the number of shares that could be earned assuming the target performance goals are met. Does not include restricted shares. The weighted-average price does not factor in performance share awards.

6.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock as of December 31, 2013:

Name And Address of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class
FMR LLC(1) 245 Summer Street Boston, MA 02210	16,569,883	(1)	12.4%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	7,678,156	(2)	5.7%

(1)

This information is based solely on a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) on February 14, 2014. FMR reported that it may be deemed to have sole voting power with respect to 51,147 shares and sole dispositive power with respect to all 16,569,883 shares.

(2)

This information is based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2014. Vanguard reported that it may be deemed to have sole voting power as to 83,743 shares, sole dispositive power with respect to 7,603,913 shares and shared dispositive power with respect to 74,243 shares.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each director and director nominee of the Company, by each executive officer of the Company named in the Summary Compensation Table below, and by the directors, nominees and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 28, 2014. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock and the executive officers and directors as a group own less than 2% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of his/her shares as security.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Number of Deferred Common Stock Units Beneficially Owned(2)
Roy V. Armes	28,590		0
Robert G. Bohn	0		0
Joan K. Chow	11,890		0
Donald M. Condon	28,590		11,872
Cynthia M. Egnotovich	45,940	(3)	10,859
Eric P. Etchart	418,206	(4)	0
Maurice D. Jones	394,932	(5)(7)(8)	8,868
Kenneth W. Krueger	74,899	(6)	20,725
Carl J. Laurino	465,341	(7)(8)(9)	558
Thomas G. Musial	458,573	(7)(8)(10)	8,891
Keith D. Nosbusch	111,940	(11)	28,275
James L. Packard	164,261	(12)	42,539
Robert C. Stift	108,740	(13)	27,899
Glen E. Tellock	1,356,495	(7)(8)(14)	10,147
Total of all above-named executive officers, directors and nominees	3,668,397		170,633
Total of all executive officers, directors and nominees as a group (16 persons)	8,190,500	(15)	265,453	(16)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)

The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	Includes 2,000 shares that Ms. Egnotovich has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(4)	Includes 298,626 shares that Mr. Etchart has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(5)	Includes 335,785 shares that Mr. Jones has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(6)	Includes 25,200 shares that Mr. Krueger has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(7)

For the following current executive officers, includes the indicated number of shares that were held in their respective 401(k) Retirement Plan accounts as of December 31, 2013, as to which they have sole voting power and shared investment power: Glen E. Tellock — 17,220; Carl J. Laurino — 29,563; Thomas G. Musial — 20,905; and Maurice D. Jones — 5,431.

(8)

Reflects shares beneficially owned as of December 31, 2013 under the 401(k) Retirement Plan, as amended effective April 1, 1999, to provide that, after July 1, 1999, Plan accounts are valued on a daily basis.

(9)

Includes 369,305 shares that Mr. Laurino has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Excludes 1,200 shares owned by Mr. Laurino’s spouse.

(10)	Includes 327,330 shares that Mr. Musial has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(11)	Includes 6,800 shares that Mr. Nosbusch has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(12)

Includes 25,200 shares that Mr. Packard has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(13)

Includes 25,200 shares that Mr. Stift has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Excludes 4,000 shares held by Mr. Stift’s spouse in a revocable trust as to which Mr. Stift disclaims beneficial ownership.

(14)

Includes 18,470 shares as to which voting and investment power is shared with Mr. Tellock’s spouse. Also includes 942,272 shares that Mr. Tellock has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Excludes 1,000 shares held by a daughter.

(15)

Includes 18,470 shares of Common Stock as to which voting and investment power are shared, and 4,402,077 shares, as of February 28, 2014, held by the 401(k) Retirement Plan (persons within the group hold sole voting power with respect to 68,794 of these shares, and share investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of benefit management executive officers).

(16)

Includes all shares of Common Stock held within the Deferred Compensation Plan Trust as of February 28, 2014. Certain officers have sole voting power under the Deferred Compensation Plan Trust with respect to 31,716 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2013 were complied with in a timely manner except as follows: (1) Mr. Krueger sold 1,831 shares on May 23, 2013; the transaction was not reported until May 30, 2013 when the Company was made aware of the sale; and (2) amended filings were made on June 4, 2013 for Messrs. Condon and Nosbusch and Ms. Egnotovich, who acquired approximately 7 shares, 11 shares and 4 shares, respectively, under the Company’s Deferred Compensation Plan on April 19, 2013 — these transactions were incorrectly reported to the Company by the third party plan administrator as having occurred in one transaction on May 31, 2013, when in fact these directors acquired the shares in two transactions (the earlier on April 19, 2013).

7.	NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.

The 2013 compensation package consisted of cash (Board and committee annual retainers and meeting fees) and equity (restricted stock) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. An individual director’s actual annual compensation will vary based on committee memberships, committee chair responsibilities, and the number of Board and committee meetings attended. The compensation package is intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years. The last review of the program was conducted in 2013. After reviewing the market analysis and considering the Company’s objectives for the compensation program, the Compensation Committee increased the retainers for the Compensation and Governance Committee chairs and, effective for 2014, the amount of the annual equity award.

The majority of the target annual compensation package is delivered in the form of equity, which is designed to promote a strong alignment of interests between the Company’s non-employee directors and its shareholders. In 2013, the equity grant was set based on the guideline value and the Company’s approximate recent average stock price ending at the February 2013 meeting. The actual grant price and accounting expense was determined at the date of grant (February 26, 2013). For 2013, the guideline value of the restricted stock grant was $100,000.

Stock awards in 2013 were granted out of the 2004 Stock Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant awards from time-to-time in such amounts as it determines and to such non-employee directors as it selects.

The restrictions on the restricted stock awards granted in 2013 lapse on the third anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted shares will be immediately forfeited if the director ceases to be a member of the Board prior to the restriction lapse date for any reason other than the director’s retirement (due to reaching the mandatory retirement age established by the Board), death, or disability; and (ii) the restricted shares are generally transferable, but may not be assigned, pledged, or mortgaged prior to the restriction lapse date. Prior to fiscal 2009, stock options were also granted, which had an exercise price equal to the closing stock price on the date of grant, a 10-year term, and vested immediately.

The following table summarizes the 2013 compensation elements provided to the Company’s non-employee directors:

Element	Amount
Annual Board Member Cash Retainer	$60,000
Board Per-Meeting Fee	$1,500
Committee Per-Meeting Fee	$1,500
Audit Committee Chairperson Annual Retainer	$15,000
Compensation Committee Chairperson Annual Retainer	$12,000	(1)
Governance Committee Chairperson Annual Retainer	$12,000	(1)
Annual Restricted Stock Grant(2)	5,410 shares

(1)	The chairperson retainers for the Compensation and the Governance Committees were increased in July 2013 from $9,000 and $7,500, respectively, to $12,000 for each Committee chair.

(2)	The award was granted on February 26, 2013 to all non-employee directors.

For the 2014 equity grants, the guideline value was increased to $110,000 and restricted stock units were granted, which vest after two years unless a director elects to defer the award.

The Board has implemented stock ownership guidelines for non-employee directors, which require each non-employee director to acquire an amount of the Company’s Common Stock with a value equal to five times such director’s total annual Board member cash retainer (does not include meeting fees or the annual committee chairperson retainers). The guideline requires the stock ownership amount to be met by the end of the fifth full calendar year after the director is first elected to the Board. Directors are required to retain net shares upon vesting of equity awards until achieving the stock ownership guideline. As of December 31, 2013 each of the non-employee directors was in compliance, or projected to be in compliance, with his/her respective ownership guideline.

In addition, under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees, as well as restricted stock unit awards, for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to the Company’s stock price).

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash		Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation(4)		Total
Roy V. Armes	$87,375	(1)	$98,137	$0	$0		$0		$185,512
Joan K. Chow	$84,000		$98,137	$0	$0		$0		$182,137
Donald M. Condon	$88,500		$98,137	$0	$0		$0		$186,637
Cynthia M. Egnotovich	$87,750	(1)	$98,137	$0	$0		$0		$185,887
Kenneth W. Krueger	$96,000	(1)	$98,137	$0	$0		$0		$194,137
Keith D. Nosbusch	$88,500		$98,137	$0	$0		$0		$186,637
James L. Packard	$87,000		$98,137	$0	$0		$0		$185,137
Robert C. Stift	$84,000		$98,137	$0	$0	(5)	$0	(5)	$182,137

(1)

Includes committee chairperson annual retainer in the following amounts: Audit — $15,000; Compensation — $10,500 (annual retainer increased from $9,000 to $12,000 in July 2013); and Corporate Governance — $9,750 (retainer increased from $7,500 to $12,000 in July 2013). Mr. Armes served as chair of the Corporate Governance Committee; Ms. Egnotovich served as chair of the Compensation Committee; and Mr. Krueger served as chair of the Audit Committee.

(2)

Reflects the grant date fair value of restricted stock awarded in 2013 as computed under the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value was slightly lower than the guideline value of the restricted stock due to the stock price at grant being slightly lower than the 20-day average closing price ending on the date of the February Compensation Committee meeting used to determine the grants. The restrictions on restricted stock awards lapse on the third anniversary of the grant date. At year-end, each non-employee director, other than Ms. Chow, had 19,710 shares of restricted stock outstanding. At year-end, Ms. Chow had 7,660 shares of restricted stock outstanding.

(3)

No stock options were awarded to directors in 2013. At year end, the directors had the following options outstanding: Cynthia M. Egnotovich — 2,000; Kenneth W. Krueger — 25,200; Keith D. Nosbusch — 15,600; James L. Packard — 45,200; and Robert C. Stift – 25,200.

(4)

Travel-related expenses of a director’s spouse or guest are not included in these numbers. From time-to-time, spouses or guests may be invited to accompany the directors at a Company function at the Company’s expense. During 2013, spouses of directors were invited to attend the February Board meeting. Travel, meals, and other expenses reimbursed for those spouses attending the February event averaged about $100 per spouse.

(5)

Amounts do not include $89,235 paid to Mr. Stift during 2013 pursuant to the terms of a Supplemental Executive Retirement Plan of Grove North America, Division of Kidde Industries, Inc. (the predecessor of Grove U.S. LLC) (“Grove”). Prior to becoming a member of the Board of the Company, Mr. Stift served as an officer of Grove until his retirement in 1998, and was a participant in the plan when Grove was acquired by the Company in 2002. The benefits Mr. Stift receives under the plan relate solely to his prior service as an officer of Grove and do not relate to his service as a member of the Board of Directors of the Company.

8.	COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The discussion and analysis below is designed to assist shareholders with understanding the objectives of our executive compensation program, the different components of compensation paid to our named executive officers (the CEO, CFO, and three other most highly compensated executive officers) and the basis for our compensation decisions. This discussion and analysis should be read together with the compensation tables located elsewhere in this Proxy Statement.

2013 Executive Summary

Financial Performance Was Near Targeted Goals and Total Shareholder Return was +49%

2013 was a solid year for the Company in terms of financial and operational results, and a strong year for total shareholder return as detailed below. Consistent with our emphasis on performance-based pay, the majority of our named executive officers’ target annual pay opportunity is based on financial results (relative to specific goals) and share price appreciation. Commensurate with the Company’s 2013 performance results, the annual incentive awards for the performance period ended December 31, 2013 were earned near targeted levels. Total shareholder return for 2013 was 49%.

Key Business Results	Impact on Pay Decisions

•      Sales increased by 3% to $4.0 billion from $3.9 billion in 2012

•      Operating Earnings attributable to the Company increased by 39% to $141.8 million from $101.7 million in 2012

•      EPS increased by 38% to $1.05 from $0.76 in 2012

•      Operating Cash Flow increased by 99% to $323.1 million from $162.4 million in 2012

•      EVA® improved by $25.6 million

•      Aggregate debt outstanding as of December 31, 2013 decreased by $257.9 million compared to December 31, 2012

• Short-Term Incentive Plan awards for Corporate performance were earned at 96.4% of target, reflecting our slightly below target financial performance

Our Executive Pay Program Strongly Aligns Pay-For-Performance and Applies Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices. Over the past several years, our executive compensation program design and practices have evolved to better support our changing business and talent needs, as well as to reflect market practices and trends. In particular, as summarized below, we have improved the linkage of the pay program to key metrics of our business strategy and shareholder value creation. The Company’s approach is to apply a comprehensive perspective in selecting performance measures and setting goals for both the annual and long-term incentive plans. As a result of the foregoing considerations, the performance metrics used in our annual incentive plan and the financial measures in our performance share grants have changed, and may continue to change, from year-to-year to best reflect the direct accountabilities assigned to the management team for a particular year (short-term incentives) and for several years (long-term incentives).

2013 Incentive Plan Design

The incentive plans, collectively, cover a range of key financial measures — cash earnings in excess of the cost of capital, bottom-line earnings, cash flow and debt reduction — and TSR. The performance measures used in the 2013 annual incentive plan (Short-Term Incentive Plan (“STIP”)) and 2013 long-term incentive grants are as follows:

2013 STIP	2013 Long-Term Incentive Grants

•   EVA® Improvement (weighted 50%), which motivates generating cash earnings in excess of the cost of capital

•   Corporate EPS (weighted 25%), which motivates growth in bottom-line earnings

•   Corporate Operating Cash Flow (weighted 25%), which motivates efficient cash generation from operations, including management of working capital

•   Performance shares (weighted 60%) earned based on the three-year (2013 to 2015) results on two equally-weighted measures:

•   Debt Reduction, which motivates cash generation to pay down debt

•   Relative TSR, which compares the Company’s performance to selected businesses and industry peers

•   Stock options (weighted 40%), which vest in equal annual installments over four years

Incentive Plan Design Changes for 2014

We continue to monitor our executive compensation program and consider modifications, as appropriate, that will allow us to drive achievement of our business strategy, meet our talent needs and maintain market competitive plans to maximize long-term stockholder value. In this regard, we made changes to the annual incentives and performance share measures for the 2014 incentive award opportunities. These changes were designed to better align with our 2014 one-year objectives (annual incentives) and shift the EVA® Improvement metric to a multi-year perspective (2014 to 2016 performance share cycle). Collectively, we believe these measures continue to capture our key financial drivers of success (including our long-standing practice of managing to EVA®), incorporate more traditional financial measures with target goals based on our budget for the year and maintain our use of relative TSR.

2014 Short Term/Annual Incentive	2014 Performance Shares

•   Operating Earnings (weighted 40%), which motivates growth in earnings generated from operations

•   Cash from Operations (weighted 40%), which motivates maximizing net cash provided by operating activities and debt repayment

•   Sales (weighted 20%), which motivates top-line growth

Two equally weighted measures:

•   EVA® Improvement, which motivates three-year growth in cash earnings in excess of the cost of capital (in 2013 and prior years, this measure was in the STIP)

•   Relative TSR (similar design as prior years), which aligns payouts to our relative TSR performance

Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices, as listed below:

•	Use multiple performance measures in the annual incentive and long-term incentive (performance shares) awards, without duplicating specific measures

•	Limit annual incentive and performance share payouts to 200% of target, which are only earned if actual performance results significantly outperform the targeted goals

•

Annual incentive payouts having varied commensurate with our performance (from 2009 to 2013 average Corporate payout was 84% of target, and the 2009 award did not pay out based on Corporate performance), reflective of the Company’s performance versus goals during the respective annual periods

•	Provide long-term incentives to officers solely through equity-based awards that are “at risk,” since they are only earned if specific performance goals are achieved or if the stock price appreciates

•	Use relative TSR as a metric in the long-term incentive plan (performance share grants)

•	Discontinued granting time-based restricted stock (or restricted share units) to officers (last grants of such awards were made in 2010)

•

No change in control (CIC) excise tax gross-ups or single-trigger cash severance provisions; eliminated all excise tax gross-ups and single-trigger cash severance provisions and committed to no new or amended executive officer CIC agreements with excise tax gross-ups or single-trigger cash severance provisions

•

Maintain strict stock holding requirements for executive officers, which require that if an officer is not in compliance, the officer must retain all net shares from the exercise of stock options and vesting of restricted stock units or performance shares until the officer is in compliance

•

Review CEO pay-for-performance analyses and officer pay tally sheets annually, which analyze the alignment of pay to TSR performance and detail recent annual compensation, outstanding long-term incentives, retirement benefits and potential CIC severance payments

•	Contact major shareholders on a regular basis regarding our pay practices, which, in 2013, did not reveal any material concerns with any executive compensation practices

•	Provide a limited amount of perquisites to officers

•	No officers or non-employee directors pledge or hedge their holdings of Company stock

•	The Compensation Committee engages an independent compensation consultant, Pay Governance LLC, to assist with the review of the Company’s executive compensation program.

2013 Say-on-Pay Advisory Vote

In 2013, our say-on-pay advisory vote received support from over 97% of shares voted. We believe that this result demonstrates our shareholders’ strong endorsement of the executive compensation program design, decisions and policies. Our shareholder vote was one of many factors considered by the Compensation Committee in reviewing the Company’s executive compensation program. We continue to maintain an ongoing dialogue with our shareholders to help ensure our executive compensation program is aligned with the interests of our shareholders.

Compensation Program Administration

The Compensation Committee of the Board of Directors (“Compensation Committee”) is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. This review includes an annual consideration of the Company’s business strategy and talent needs and alignment of compensation to performance and shareholder interests. The Compensation Committee engages an independent compensation consultant, Pay Governance LLC, to assist with the review of the executive compensation program. Additional information about the role and processes of the Compensation Committee is presented in the Governance of the Board and its Committees — Compensation Committee section.

Compensation Program Objectives and Philosophy

Our executive compensation program is intended to align the interests of our executives with the interests of our shareholders as well as to motivate our executives to maximize long-term total returns to our shareholders. For these reasons, the Compensation Committee designs the executive compensation program consistent with market typical/best practices to ensure strong alignment between executive pay and Company performance. A strong element of the design is to provide incentive-based compensation that is directly tied to Company performance. The Compensation Committee annually reviews the key elements of the program considering the Company’s business strategy and talent needs. Our executive compensation program seeks to provide competitive total compensation opportunities, at the lowest possible cost to the Company for the opportunities provided, in order to attract, motivate and retain highly-qualified executives critical to the achievement of the Company’s financial and strategic goals.

Key objectives and elements of the philosophy:

•

Paying for performance.    A significant portion of the compensation paid to an executive is incentive-based and “at risk,” which can be earned based on the achievement of the Company’s financial goals and/or stock price appreciation. (Incentive awards based on achievement of specific goals are capped at 200% of the targeted award opportunity.)

•

Providing market competitive compensation.    Pay levels are targeted to be, on average, at market median levels based on individual factors (such as experience, length of service, and individual performance), internal structure and internal and external equity, business needs, Company performance, comparable positions at general industrial companies of similar size, and other factors.

•

Encouraging long service.    The Company offers several retirement and savings plans, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•

Facilitating executive stock ownership.    Long-term incentive awards to executives are solely equity-based, and executive officers are subject to stock ownership guidelines, including a potential retention requirement, to ensure meaningful ongoing alignment with shareholders.

Actual total compensation can vary from target compensation based on the individual’s performance and the Company’s financial and stock price performance. In accordance with SEC proxy disclosure rules, the Summary Compensation Table shows the grant date fair value of long-term incentive (LTI) grants, which is often very different from the actual realized and realizable/current values (if any amount is even earned) of such awards. The Committee reviews annually officer pay tally sheets detailing the past several years of actual and target compensation, outstanding long-term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential change in control severance amounts.

In connection with its executive compensation determinations, the Company reviews third-party market survey data among comparable companies and broader market trends/developments, as provided by the Compensation Committee’s compensation consultant, Pay Governance LLC. Given the range of its businesses, for setting market-based pay levels the Company reviews market data among comparably-sized general industrial companies; a specific peer group is not typically used. Survey data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competiveness of all elements of compensation.

The Majority of Officer Target Compensation is Performance-Based

Consistent with Company’s pay philosophy, the majority of the named executive officers’ target total direct compensation (i.e., sum of base salary, target STIP and LTI grant date values) is only earned if specific financial goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date. Specifically, in 2013, performance-based incentive award opportunities represented, on average, 73% of the named executive officers’ target total direct compensation.

Incentive award opportunities are provided through a combination of annual and long-term incentive opportunities, covering multiple financial and stock price performance measures. Incentive performance goals are set to directly align to our business strategy and long-term shareholder value creation, with target goals typically set at levels higher than the last year’s actual results.

STIP Award Payouts Vary Commensurate With Company Performance

We have a history of Short-Term Incentive Plan (STIP) payouts being commensurate with the Company’s performance, as demonstrated over the last five years (including 2013). Specifically, payouts for Corporate performance ranged from 0% to 131.5% of target (average of 84% of target).

Long-Term Incentive Awards are Tied to Company Performance

Long-term incentive award opportunities for executive officers are provided solely through equity-based awards and are “at risk,” since they are only earned if specific performance goals are achieved or if the stock price appreciates. In order to provide strong pay-performance alignment, the majority of the award opportunity is provided through performance shares which are only earned based on the achievement of specific, multi-year goals. The 2013 grant mix was delivered as follows:

2013 Award Type (Weighting)	Performance Measure	Performance/Vesting Period
Stock Options (40%)	Stock price appreciation (only have value if price increases)	Four-year graded vesting; expire ten years after grant

Performance Shares (60%)	Two equally-weighted measures:	Three-year performance period (2013 — 2015)
1. Debt Reduction 2. Relative TSR

The 2014 award is similar to the design of the 2013 award, with the same value-weighting of performance shares and stock options. However, for the 2014 performance share award, the two performance measures are EVA® improvement and relative TSR (instead of the 2013 grant measures of debt reduction and relative TSR). The change from debt reduction to EVA® improvement for the 2014 to 2016 cycle provides a multi-year focus on generating cash earnings in excess of the cost of capital.

CEO Pay Is Strongly Aligned with Company Performance

The CEO’s 2013 target total direct compensation opportunity was set to approximate market median levels with the vast majority (81%) performance-based, which is only earned if specific financial goals are achieved or our stock price appreciates. Since the CEO’s pay opportunities heavily emphasize performance-based pay opportunities, realizable pay and actual realized compensation, as discussed below, vary commensurate with the Company’s performance.

In 2013, the Compensation Committee reviewed the relationship between our CEO’s “realizable pay,” which reflects actual cash compensation and the current value of recent equity grants, and the Company’s TSR performance from 2010 through 2012 (three years). At the time of the analysis, this was the most recent three-year period that both pay and performance data were available for 11 companies of comparable size in similar businesses. Key aspects of this analysis are summarized below:

•

Realizable pay for our CEO and the CEOs at the examined companies is defined as (i) base salary; (ii) actual STIP award earned; (iii) the aggregate current value of restricted stock/unit grants made during the period; (iv) the aggregate in-the-money value of stock options granted during the period; and (v) the actual payouts of performance-based equity and cash awards with performance periods beginning and ending during the three-year period, and the current value of the target number of unvested performance-based equity and cash awards granted during the three-year performance period.

•

The 11 companies used in this analysis, which are a subset of our “Relative TSR” comparator group and have revenues comparable to the Company (median 2012 revenues of $4.4 billion), were the following: Actuant Corporation, Briggs & Stratton Corp., Dover Corp., Harsco Corporation, Kennametal Inc., Lincoln Electric Holdings Inc., Oshkosh Corporation, Pentair Ltd., SPX Corporation, Terex Corp. and Timken Co.

•

The realizable value of equity-based awards was determined using each company’s closing stock price on December 31, 2012. As such, this approach is different than analyzing target compensation or the fair value of equity awards at their grant date, which is reported in the Summary Compensation Table.

For the three-year period 2010 to 2012, our CEO’s realizable pay and TSR performance are on the edge of the alignment zone. Our CEO’s three-year aggregate realizable pay was near the 30th percentile, while TSR performance was at the 55th percentile. This outcome reflects the Company’s significant emphasis on performance-based pay, particularly equity, and our relatively volatile recent stock price. This analysis was one of many inputs the Committee considered in reviewing the executive compensation program. The chart to the right provides an illustration of this three-year realizable pay TSR performance analysis.

The CEO’s total actual realized compensation (the sum of salary, annual incentive payouts, vesting of stock awards and option exercises) varies based on our financial results and multi-year stock price performance and timing of equity awards being earned/options exercised, as shown in the table below:

Year	CEO’s Total Direct Compensation from SCT(1) (in millions)	CEO’s Actual Realized Compensation(2) (in millions)	Company’s 1- Year TSR
2013	$5.2	$6.2	49.3%
2012	$5.8	$5.6	71.6%
2011	$7.3	$2.3	-29.3%

(1)

As reported in the Summary Compensation Table, equal to the “Total Compensation” minus pay elements that are not salary or incentive awards/payouts (“Change in Pension Value & Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns).

(2)	Equal to the CEO’s actual base salary, annual incentive award (STIP Payout), and long-term incentive values realized (stock vesting and option exercises) during the year.

Compensation Elements

We believe the executive compensation program described in more detail below, by element and in total, best achieves our objectives.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his/her current job	Not at risk; eligible for annual performance-based merit increases and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals aligned to the key strategic objectives for the year	Performance-based (variable) cash opportunity; amount earned will vary based on actual financial results achieved
Long-Term Incentives	Motivate and reward the achievement of specific financial goals, Relative TSR performance and stock price appreciation over time	All of the award opportunity is performance-based with the amount realized, if any, by the executive dependent upon multi-year financial results and stock price performance
Retirement Benefits	Encourage long service with the Company by providing retirement plan contributions which can grow in value over an executive’s career	Both fixed and variable aspects; contributions drive growth of funds and future payments
Benefits and Perquisites	Provide additional financial security and other enhanced benefits for executives (perquisites are limited)	Generally fixed; actual cost is based on participation and usage
Change in Control (“CIC”) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may also receive base salary and incentive pay increases at the time of promotions. In connection with promotions, the Compensation Committee may increase base salary and target incentive award percentages, and make additional incentive grants. Additional detail regarding each pay element is presented below. Other than the

Change in Control Severance Arrangements (Contingent Employment Agreements) described below and the Employment Arrangement with Mr. Etchart summarized below, the Company does not have employment agreements with any of the named executive officers.

Base Salaries.    Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay practice data. At the end of 2012, based on consideration of the above-mentioned factors, the Board approved salary increases for the executive officers of the Company effective January 1, 2013. Based upon the survey data provided by the Compensation Committee’s compensation consultant, the base salaries approved for the named executive officers, effective for 2013, on average approximated the median of base salaries of comparable positions, considering an individual’s experience, performance and other factors.

Incentive Plans.    The Company provides annual and long-term incentive award opportunities to motivate the achievement of the business strategy by specifying key metrics of success. In order to strongly drive results and align performance and payouts, the incentive plans each:

•	Include multiple performance measures.

•	Have target performance goals set based on forecasts/budget, business conditions, prior year’s performance, probability of achievement and other factors.

•	Vary payouts commensurate with performance results (with potential payouts capped at 200% of the target award opportunity for goal-based plans).

•	Cover different time periods (annual incentive plan covers one year and long-term incentives cover 3 years (or more for stock options) with an ongoing stock ownership requirement).

In order to best drive success, we believe a combination of performance measures should be used to ensure management is motivated and rewarded for earnings growth, cash flow generation, efficient use of capital and total shareholder returns. As such, the annual incentive plan and performance share component of the long-term incentive plan each use two or more performance metrics (that are not duplicated between the plans), which may change from year-to-year to reflect the critical areas of focus for the respective performance period. The Committee believes that, collectively, the performance metrics used will best drive long-term shareholder value and align management rewards to the Company’s business strategy. Because the Company views EVA® as a key performance measure, it is important to understand EVA®.

Description of EVA®, which is a key measure of the Company’s long-term success

As discussed, several performance measures are used in the incentive plans to ensure comprehensive coverage of earnings, cash flow, capital management performance, and relative TSR results. One of the most important measures at the Company is EVA®, which we believe is the best financial measure for measuring the long-term creation of shareholder value. EVA® is a technique developed by Stern Stewart & Co. that measures the economic profit generated by a business and is equal to the difference between the following:

•

Net operating profit after tax (for certain participants who are likely to directly affect improvements in the Company’s tax rate) or net operating profit before tax (for participants who are not likely to directly affect improvements in the Company’s tax rate), defined as operating earnings adjusted to eliminate the impact of, among other items, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs; and

•	A capital charge, defined as capital employed multiplied by the weighted average cost of capital.

Awards that relate to EVA® are based on results relative to target EVA® improvement from the prior year (“expected improvement”). For the target goal to be achieved, actual EVA® must exceed the prior year’s result by the amount of the expected improvement factor. As a result, in order to earn the target award EVA® performance had to be higher than the prior year.

Probabilities of achievement are considered in calibrating the expected improvement and leverage factors. The leverage factor is the amount of EVA® above the target EVA® improvement level that must be achieved before an incentive award of two times the target incentive award percentage is earned. Conversely, the leverage factor is the minimum amount of EVA® below the target EVA® that would result in no incentive award being earned. The expected improvement and leverage factors are evaluated and recalibrated no less than every three years, and were last recalibrated for the 2012 goals resulting in higher expected improvement levels. The Company retains the services of Stern Stewart & Co. to assist with the recalibration of the leverage and expected improvement factors.

Short-Term Incentives.    Annual incentive awards in 2013 and previous years were granted under the Company’s Short-Term Incentive Plan. Beginning with the 2014 awards, annual incentive awards are made under the 2013 Omnibus Incentive Plan. Regardless of the plan, annual incentive awards are referred to in this proxy statement as made under a Short-Term Incentive Plan (“STIP”). The annual or short-term incentives reward eligible participants for maximizing shareholder value. During 2012 and for prior years, STIP awards were based entirely on EVA®. The Compensation Committee believes that other metrics have a strong correlation to shareholder value and will further drive achievement of the annual plan and strategic plan results. Therefore, for 2013 the Board of Directors amended the then-existing STIP to allow for discretion to be exercised by the Compensation Committee to reduce the incentive award otherwise earned by a participant in any one year based on individual or other performance factors determined by the Compensation Committee. For the 2013 STIP award, the Compensation Committee exercised that discretion such that the 2013 annual incentive plan awards for executive officers were based fifty percent (50%) on EVA® Improvement, twenty-five percent (25%) on earnings per shares (EPS), and twenty-five percent (25%) on corporate operating cash flow, provided that the award earned could not exceed what the award would have been if it were one hundred percent (100%) EVA®-based. The 2014 STIP award was made under the 2013 Omnibus Incentive Plan, which provides for many permissible performance measures, including EVA®. The 2014 STIP award is based forty percent (40%) on operating earnings, forty percent (40%) on cash from operations, and twenty percent (20%) on sales.

For Business Segment Presidents, the 2013 STIP opportunities also included a portion of the award assigned to the executive’s primary operating unit responsibilities. Specifically, the 2013 award weightings for the named executive officers were as follows:

•	Corporate Officers: awards based 100% on Corporate performance.

•	Business Segment Presidents (Crane and Foodservice): awards are based 50% on Corporate performance and 50% on the applicable business segment EVA® center performance.

The 2013 target annual incentive award percentages assigned to the Company’s named executive officers ranged from 65% to 110% of base salary, based on the position’s responsibilities and business impact. Awards earned under the STIP can range from 0% to 200% of an individual’s target award opportunity based on actual results versus the target performance goals for the year. Earned awards, if any, are fully paid out after the end of the year.

2013 STIP Awards.    The Company’s actual 2013 performance varied by measure (with EVA® improvement above target levels, EPS and Operating Cash Flow below target levels) resulting in STIP payouts for 2013 performance for the named executive officers that averaged 96.2% of target (range of 95.2% to 96.4%). Presented below are the specific threshold, target, and maximum goals for the 2013 STIP Corporate metrics, as well as 2013 actual results.

Measure (Weighting)	Threshold	Target	Maximum	2013 Actual	Resulting Award as % of Target
EVA® Improvement (50%)	-$56.7M	$10.8M	$100.8M	$25.6M	116.4%
EPS (25%)	$1.02	$1.27	$1.40	$1.26	97.0%
Operating Cash Flow (25%)	$300M	$365M	$438M	$327M	56.0%
Corporate Participants, Payout as % of Target:					96.4%

For the two business segments, the 2013 EVA® performance improvement target goals and actual results are presented below.

Segment	Target Improvement (in millions)	Actual Improvement (in millions)	EVA® Award as % of Target	Total Award as % of Target(1)
Crane Group	$3.5	$12.1	111.5%	95.2%
Foodservice Group	$7.3	$10.9	107.7%	94.2%

(1)	The EVA® portion of the business segment presidents’ payout was based 50% on the applicable segment’s EVA performance and 50% on the corporate performance.

The actual incentive award payouts for the named executive officers are presented in the Summary Compensation Table, in the column, “Non-Equity Incentive Plan Compensation.” The potential dollar range of the 2013 annual incentive awards, by named executive officer, is presented in the Grants of Plan-Based Awards table.

Use of Discretion.    The Compensation Committee did not use discretion to pay awards under the STIP that would not have otherwise been earned. The STIP allows the Compensation Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as bad debt and inventory reserve expenses as well as research and development costs) presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee reviews the actual results for a year and considers and approves potential adjustments in accordance with the STIP. The Compensation Committee lowered the awards for 2013 performance based on consideration of the non-cash charge incurred by the Company in 2013 relating to the divestiture of its 50% interest in its Manitowoc Dong Yue Heavy Machinery Co., Ltd. joint venture. With respect to the officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

Long-Term Incentives.    Long-term incentive awards in 2013 (and prior years) were granted under the Company’s 2003 Incentive Stock and Awards Plan (the “2003 Stock Plan”). The 2003 Stock Plan allowed the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units. The Compensation Committee had full authority to make awards to executive officers of the Company under the 2003 Stock Plan and determined the type, the number of shares, and the other terms of the awards. Beginning with the 2014 awards, grants are made under the 2013 Omnibus Incentive Plan, which was approved by shareholders at the 2013 annual meeting.

Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

For 2013, in order to place a greater weighting on specific financial and shareholder return goals, the performance share value-weighting was increased to 60% (from 50% in 2012) of long-term incentives and the value-weighting of stock options was decreased to 40% (from 50% in 2012).

Since 2011, all of the senior executives’ long-term award opportunity has been “at-risk” — requiring achievement of specific multi-year financial goals or stock price appreciation; the executive officers have not received time-based restricted stock grants since 2010.

Stock Options.    Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of the Company’s stock increases relative to the grant/exercise price. Stock options granted to the named executive officers and other eligible employees during fiscal 2013 have the following terms:

•	Exercise price is the closing trading price on the grant date.

•	Vest annually in 25% increments beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary

•	Expire 10 years from the grant date

Performance Shares.    Performance share award opportunities are provided to executives to directly align the shares earned, if any, to the achievement of specific multi-year goals. The goals and the performance period are established by the Compensation Committee at the time of the award grant.

2013 Performance Share Grant.    The 2013 performance share grant can be earned based on performance over the three-year performance period from January 1, 2013 through December 31, 2015 on the following two equally-weighted measures:

•

Debt Reduction, which assesses our performance over the three-year period for reducing the amount of outstanding loans and other debt; this goal directly reflects our ability to generate cash flow that can be used to reduce our outstanding debt; and

•

Relative TSR, which assesses our Total Shareholder Return (TSR), equal to stock price appreciation plus the reinvestment of dividends, provided to shareholders relative to a comparator group of 19 direct peers and industrial companies (listed below). Since the comparator group is used for performance, not pay levels, there are some TSR peers that are significantly smaller and larger than the Company. TSR is calculated using the 20-trading day average closing price at the start and end of the three-year performance cycle. Awards cannot exceed target if the Company’s TSR is negative, as assessed at the end of the three-year performance cycle.

The following is the comparator group of direct peers and industrial companies used for determining Relative TSR performance for the 2013 Performance Share grants (17 of these companies are also included in the 2012-14 Relative TSR performance cycle):

Actuant Corporation Astec Industries, Inc. Briggs & Stratton Corp. Caterpillar Inc. Cummins Inc. Dover Corp. Graco Inc.	Harsco Corporation (2013 grant) Illinois Tool Works Inc. Ingersoll-Rand Plc Kennametal Inc. Lincoln Electric Holdings Inc. Middleby Corp.	Oshkosh Corporation Pentair Ltd. SPX Corporation Standex International Corp. Terex Corp. Timken Co. (2013 grant)

Consistent with the Company’s pay-performance philosophy and current market practices, with pay approximating median levels for median performance, the target award opportunity for the Relative TSR performance shares is earned for relative TSR performance at the median. The performance-award schedule for the Relative TSR portion of the performance share award is as follows:

Performance Level	Manitowoc’s Relative TSR Performance	Award Payout (as a % of Target)
Maximum	75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	25%

2012 Performance Share Grant.    The 2012 performance share grant was based on performance on two equally-weighted measures (Total Leverage and Relative TSR) over the three-year performance period from January 1, 2012 through December 31, 2014. Total Leverage is equal to total debt divided by earnings before interest, tax, and depreciation (EBITDA) and is used to assess performance over the three-year period for growing earnings and reducing debt. Relative TSR is defined as noted above for the 2013 Performance Share Grant.

2011 Performance Share Grant.    The 2011 performance share grant, which was our first award of this type, was based on the achievement of two equally-weighted financial measures (EVA® and Total Debt Reduction) over the two-year performance period of January 1, 2011 to December 31, 2012. As a transition to performance shares, a two-year performance period was used for this first grant (subsequent cycles have been three years) and earned awards vested in two installments. Based on actual performance, as previously disclosed, awards were earned at approximately 109% of target and paid 75% after completion of the two-year performance period and 25% were paid at the end of 2013, subject to continued employment. The number and value of shares that vested and were paid out in 2013 are shown in the Option Exercises and Stock Vested table.

Restricted Stock.    Prior to 2011, restricted stock was granted to senior executives to facilitate retention and, for newly hired executives, recruitment. The Compensation Committee discontinued granting this type of award to executive officers in favor of performance shares, which the Committee believes are more consistent with its pay-for-performance philosophy. The restrictions on the restricted stock awards granted to executives in 2010 lapsed on the third anniversary of the respective grant date. During the restricted period, the executive was entitled to any dividends paid on the restricted stock. The restrictions generally provided that, unless the Compensation Committee in its discretion determined otherwise, during the term of the restrictions the shares could not be sold or otherwise transferred, and the shares were to be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement.

Grant Guideline Development.    The Compensation Committee sets award guidelines for each officer and job classification level based upon survey market median levels and the Company’s recent average stock price. The approximate 20-trading day average closing price ending on the date of the February Compensation Committee meeting is used for determining the grant levels. The actual grant price and accounting expense were determined at the date of grant. The accounting fair value of performance shares based on Relative TSR was determined using a Monte Carlo Simulation in accordance with FASB ASC Topic 718, which resulted in an accounting fair value that was higher than the stock price at grant. As result of the accounting valuations, the weighting, based on the fair value at grant, is higher for performance shares than the guideline value-weighting of 60%.

The grant date fair value of the 2013 stock option grants and performance share awards is presented in the Grants of Plan-Based Awards table. The ultimate value, if any, which will be realized, is not determinable at the date of grant.

Retirement Benefits.    In order to facilitate the long service of highly-qualified executives, the Company provides retirement benefits.

Supplemental Executive Retirement Plan (SERP).    Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”). An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries; additional criteria for participation may be considered by the Compensation Committee. During 2013, of the named executive officers, only Messrs. Tellock, Jones, Laurino and Musial were participants in the SERP. Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus STIP-related awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump-sum or over a period not to exceed ten years. For any executive who became a participant after December 31, 2008, and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25. The actuarial change from 2013 in the named executive officers’ SERP benefits is presented in the Summary Compensation Table. Detailed information about the SERP is presented in the Pension Benefits Table.

401(k) Retirement Plan.    Active, regular, full-time, non-union, U.S.-based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company match. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of from 0% to 4% of eligible compensation to another defined contribution account. There are no employee contributions to the Retirement Plan feature. Contributions under the Retirement Plan feature are based on an EVA® formula, subject to a cap, and are reviewed and approved by the retirement committee. The annual Company contribution in the Retirement Plan feature was suspended as of July 31, 2009, and reinstated effective for the calendar year commencing January 1, 2013. The value of Company annual matching contributions to The Manitowoc Company, Inc. 401(k) Retirement Plan under the Savings Plan feature is presented in the Summary Compensation Table.

Eric Etchart Employment Arrangement.    In addition to the pay elements described above for the named executive officers, Mr. Etchart is and remains an employee of Manitowoc France SAS and has an employment agreement with that company. As an officer of the Company, Mr. Etchart is on assignment from Manitowoc France SAS, the terms of which are set forth in an assignment letter dated May 1, 2007. Under the terms of Mr. Etchart’s assignment, he is entitled to a base salary and participates in the Company’s short-term and long-term incentive plans.

Furthermore, during his assignment as an officer of the Company, when feasible, he will continue to receive pension, healthcare, retirement and short- and long-term disability benefits under benefit plans sponsored in his home country of France. Additionally, while on an expatriate assignment Mr. Etchart is entitled to a tax equalization gross-up for any amount of tax to which he may be subject above the amount of tax that he would otherwise be subject as a residence of France. Under the terms of Mr. Etchart’s employment agreement with Manitowoc France SAS, Mr. Etchart is entitled to the benefits of a category III C classification under the collective bargaining agreement Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie, which benefits include certain severance benefits as described in the Executive Compensation — Eric P. Etchart Severance Benefits section of this Proxy Statement. Additionally, his employment agreement with Manitowoc France SAS provides in general that (a) all inventions he develops during his employment will belong to the Company; (b) all tools and equipment provided him for use in his employment belong to the Company and may only be used in connection with his employment; (c) he will work exclusively for the Company and will keep Company information confidential and maintain himself free of any conflict of interest; (d) he will agree not to compete with the Company for a period of up to two years following the termination of his employment in consideration for the payment by the Company to him of an amount equal to one-half his monthly base salary for each month during the non-compete period; and (e) either he or the Company may terminate the employment agreement upon three months’ notice (but this notice was modified to six months in connection with his current assignment as an executive officer of the Company). As an executive officer of the Company, Mr. Etchart will also be provided with other benefits customarily provided to executive officers of the Company, including reimbursement of relocation expenses pursuant to Company policy and the compensation and employment arrangements described in this Compensation Discussion and Analysis section and in the Executive Compensation section of this Proxy Statement.

Perquisites/Other Benefits.    In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites and supplemental benefits to executives. In 2013, the Company provided the following: supplemental long-term disability insurance, tax preparation, car allowance, spouse/guest travel and limited personal use of aircraft. The aggregate 2013 cost of the foregoing for each executive officer was less than $37,000. The value of perquisites and supplemental benefits, in total and itemized, provided in 2013 are presented in the Summary Compensation Table and All Other Compensation Table.

Change in Control Severance Arrangements.    In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (Contingent Employment Agreements) with the named executive officers and certain other key executives (including the named executive officers), which provide for the executives’ continued employment (for a three-year period for the CEO and for a two-year period for the other executives) upon a change in control. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the agreements) prior to the end of the employment period (as such, the agreements have a “double trigger”). For named executive officers other than the CEO, the severance amount is two years (the CEO is three years) and for all named executive officers there is no excise tax gross-up. Further detail regarding these agreements is presented in the Post-Employment Compensation section.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for executive officers. The guidelines provide that within 5 years after the date that the executive officer became an officer (or CEO), the executive officer should hold an amount of stock with a value at least equal to the following:

•	CEO: 5x’s base salary

•	Other Executive Officers: 3x’s base salary

Stock ownership includes shares owned outright, restricted stock, and stock equivalents held in deferred compensation/retirement arrangements. Additionally, one-half of the guideline amounts can be met by vested, in-the-money stock options held by the executive. As of December 31, 2013, each of the named executive officers was in compliance.

If an executive does not meet his/her ownership requirement, which is measured as of the end of any given year (or the fifth anniversary of the date the executive officer was named an officer or became CEO), the executive must retain all net shares from the exercise of stock options and the vesting of restricted shares and performance shares until compliance is achieved.

Other Pay Elements

Deferred Compensation.    In order to further help in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan. Eligible participants may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP.

Credits to deferred compensation accounts for key employees will also include a contribution by the Company. This contribution equals the amount of compensation deferred by the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement plan contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only Common Stock of the Company). Transfers between the Company Stock Fund and the other funds are not permitted. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The value of the Company’s annual contributions in 2013 to the Deferred Compensation Plan is presented in the Summary Compensation Table. As with the Retirement Plan feature of the Company’s 401(k) Retirement Plan, the Company’s contribution to the Deferred Compensation Plan was suspended as of July 31, 2009, and reinstated effective January 1, 2013. Detailed information about the Deferred Compensation Plan is presented in the Non-Qualified Deferred Compensation Table.

Severance Pay Plan.    The Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of

Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan for other forms of employment termination, except for the severance benefits that Mr. Etchart is entitled to as an employee of a French company pursuant to the French collective bargaining agreement, as described in the Executive Compensation section of this Proxy Statement.

Other Executive Compensation Policies

Stock Awards Granting Policy.    In 2013, based on the approval of the Compensation Committee, the Company granted stock awards to its executive officers and other eligible key employees. Stock awards to executive officers consisted of stock options and performance shares. Stock awards to other key employees included stock options, performance shares and/or restricted stock units. Stock awards are generally granted in February. Stock awards are also used to attract executives and key employees, and as such, stock awards are at times made to executives and key employees at the time they become employees or officers of the Company. In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards. In all cases, the exercise price of stock options is the closing trading price on the grant date.

Securities Trading Policy.    The Company maintains an Insider Trading Policy that imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. In addition to the specific restrictions set forth in the policy, which includes limits on pledging shares, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Pay Clawbacks.    In addition to any right of recoupment against our CEO or CFO pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, we intend to recoup executive officer compensation, or a portion thereof, to the extent required under rules to be adopted by the SEC and New York Stock Exchange pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. We will implement a policy that complies with such rules.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its CEO and certain other highly compensated executive officers. Qualified performance-based compensation for the CEO and certain “covered officers” is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 2003 Incentive Stock and Awards Plan, the Short-Term Incentive Plan and the 2013 Omnibus Incentive Plan are intended to qualify for the performance-based compensation exception under Section 162(m). It is the Compensation Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

Approval of Compensation Discussion and Analysis.    Management of the Company has prepared the foregoing Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2013 (included in this Proxy Statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report on Form 10-K and included in the Company’s Proxy Statement for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Compensation Consultants.    In carrying out its responsibility to administer the Company’s executive compensation program during 2013, the Compensation Committee retained the services of Pay Governance LLC. Pay Governance LLC did not provide any compensation-related services or advice to management. A separate firm is retained by management to provide compensation consulting services.

Risk Assessment of Compensation Practices.    During 2013, Pay Governance LLC worked with the Company to complete an updated comprehensive risk assessment of the executive compensation program, including an evaluation of the governance, philosophy, program structure and mix, and plan design. The risk assessment included various business leaders, including the heads of finance, legal and human resources. The detailed findings, which were reviewed and discussed with the Committee, found that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was reached based on the Company’s governance practices and program design features as detailed in the CD&A. In particular, we note the following:

•	The Board and the Compensation Committee oversee and govern all elements of executive compensation ensuring risk is appropriately incorporated into the philosophy and program structure

•

Incentive compensation plans have been designed consistent with the Company’s business strategy and objectives, as well as market practices, and include limits on the maximum potential payouts for goal-based plans, various performance measures, assessment periods and ongoing stock ownership requirements

•	Performance metrics reflect risk and use of capital, quality and sustainability of results and employee line of sight over annual and long-term time horizons

•	Compensation plan governance processes clearly define oversight roles to assure that compensation plans are aligned with business goals and risk tolerances

Compensation Committee

Cynthia M. Egnotovich, Chair

Donald M. Condon, Jr.

James L. Packard

Robert C. Stift

9.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by the named executive officers during the fiscal year ending December 31, 2013.

•	Actual payouts are presented in the Salary (before deferrals) and Non-Equity Incentive Plan Compensation (STIP payouts) columns.

•

The grant date fair value of equity-based grants is shown in the Stock Awards and Options Awards columns. None of this amount was realized during 2013; instead the actual value realized, if any, will be commensurate with our financial and stock price performance over the next several years.

•

The amounts reported for Stock Awards were delivered solely through performance shares, which are only earned if specific multi-year financial goals are achieved, and the value of shares earned, if any, is based on our stock price at the time of payment.

•

The actuarial change in the pension value from last year is presented in the Change in Pension Value column; the Company does not provide above-market earnings on nonqualified deferred compensation. The amount consists entirely of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (e.g., for 2013 this reflects the change from December 31, 2012 to December 31, 2013).

•	For additional context regarding the CEO’s long-term incentive compensation, see the Compensation Discussion and Analysis and footnote 7 to the Summary Compensation Table below.

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)(2)	Option Awards (1)(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Glen E. Tellock	2013	$985,000	$0	$2,062,570	$1,147,500	$1,044,494	$1,192,988	$46,235	$6,478,787	(7)
President and Chief	2012	$965,000	$0	$1,765,965	$1,636,201	$1,395,873	$1,504,847	$34,324	$7,302,210	(7)
Executive Officer	2011	$940,000	$0	$2,492,800	$2,771,454	$1,137,400	$1,294,486	$47,436	$8,683,576	(7)
Carl J. Laurino	2013	$457,000	$0	$494,068	$274,500	$330,411	$282,596	$14,070	$1,852,645
Senior Vice President &	2012	$450,000	$0	$390,107	$361,519	$443,813	$324,609	$22,189	$1,992,237
Chief Financial Officer	2011	$405,000	$0	$552,900	$614,376	$318,533	$233,787	$11,787	$2,136,383
Eric P. Etchart	2013	$460,000	$0	$565,265	$314,100	$328,440	$0	$1,684,747	$3,352,552
President — Manitowoc	2012	$450,000	$0	$470,366	$436,118	$458,156	$0	$440,314	$2,254,954
Crane Group	2011	$440,000	$0	$699,200	$778,596	$377,608	$0	$457,383	$2,752,787
Thomas G. Musial	2013	$420,000	$0	$418,555	$232,200	$263,172	$472,831	$40,831	$1,847,589
Senior Vice President,	2012	$408,000	$0	$353,369	$328,045	$348,738	$433,796	$30,720	$1,902,668
Human Resources & Administration	2011	$398,000	$0	$482,600	$536,130	$313,027	$357,789	$54,256	$2,141,802
Maurice Jones	2013	$412,000	$0	$409,925	$227,700	$258,159	$241,409	$33,405	$1,582,598
Senior Vice President	2012	$400,000	$0	$347,819	$321,350	$341,380	$422,188	$26,910	$1,859,647
General Counsel & Secretary	2011	$385,000	$0	$467,400	$518,742	$302,803	$209,205	$33,929	$1,917,079

(1)

The amounts listed in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of such awards in accordance with Accounting Standards Codification Topic 718 (“ASC 718”).

(2)

Reflects the grant date fair value of the awards granted in each year shown as computed under ASC 718. The awards represented in this column are performance shares. The value for the grants of performance shares is based on the target number of shares that could be earned if the performance goals are met. The actual number of shares issued at the end of the performance period may be more or less than the target award, depending upon the actual performance in comparison to the target performance goals. For 2011, the actual award performance was 109.13% of target. The performance periods for the 2012 and 2013 grants are not yet completed. For performance at “maximum,” each named executive officer may earn up to two (2) times the target number of performance shares.

(3)

Reflects the grant date fair value of the awards granted in each year shown as computed under ASC 718. The options expire ten years from the grant date. Options granted vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(4)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount reflects the amount earned for performance during the year indicated but not paid until the next year.

(5)

Consists of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (e.g., for 2013 this reflects the change from December 31, 2012 to December 31, 2013). The Company does not provide above-market earnings on non-qualified deferred compensation.

(6)	Consists of compensation included in the All Other Compensation Table which follows this table.

(7)

The CEO’s actual base salary, annual incentive award (“STIP Payout”), and long-term incentive values realized during 2011, 2012 and 2013 are presented below. The actual values realized presented below for long-term incentives are different than amounts in the Summary Compensation Table above, which presents the grant date fair value.

Calendar Year	Base Salary	STIP Payout	Long-Term Incentive Values Realized		Total Actual Realized Compensation
			Option Exercises	Stock Vesting
2013	$985,000	$1,044,494	$0	$4,137,246	$6,166,740
2012	$965,000	$1,395,873	$2,429,596	$821,017	$5,611,486
2011	$940,000	$1,137,400	$0	$187,910	$2,265,310

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plan(1)	Insurance Premiums	Tax Preparation Fee Reimbursement	Car Allowance	Other(2)	Total
Glen E. Tellock	2013	$10,200	$4,675	$7,202	$15,600	$8,558	$46,235
	2012	$8,127	$4,675	$0	$15,600	$5,922	$34,324
	2011	$6,575	$4,675	$8,364	$15,600	$12,222	$47,436
Carl J. Laurino	2013	$0	$987	$1,297	$10,800	$986	$14,070
	2012	$0	$987	$0	$10,800	$10,402	$22,189
	2011	$0	$987	$0	$10,800	$0	$11,787
Eric P. Etchart	2013	$0	$0	$13,788	$10,800	$1,660,159	$1,684,747
	2012	$0	$0	$15,530	$10,800	$413,984	$440,314
	2011	$0	$0	$22,795	$10,800	$423,788	$457,383
Thomas G. Musial	2013	$10,200	$7,079	$11,514	$10,800	$1,238	$40,831
	2012	$9,539	$7,079	$2,495	$10,800	$807	$30,720
	2011	$7,350	$7,079	$27,819	$10,800	$1,208	$54,256
Maurice D. Jones	2013	$10,200	$5,532	$5,810	$10,800	$1,063	$33,405
	2012	$8,047	$5,532	$2,495	$10,800	$36	$26,910
	2011	$6,450	$5,407	$10,794	$10,800	$478	$33,929

(1)

Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of between 0 — 4% of eligible compensation to another defined contribution account. The Company match component was suspended as of August 31, 2009 until October 3, 2010, such that there was no Company match for the period from September 1 through October 2, 2010. Additionally, the annual Company contribution in the retirement plan feature was suspended as of July 31, 2009, and reinstated effective January 1, 2013. Accordingly, compensation earned from August 1, 2009 through the end of 2012 was not considered in calculating the Company contribution for the retirement plan feature for 2010, 2011, or 2012. Thus for the years indicated, the amounts presented only include the Company match under the savings plan feature of the plan.

(2)

For 2013, includes (a) $1,660,155 of expat related fees (including tax gross-ups) for Mr. Etchart and his family; (b) personal use of Company aircraft and officer’s family travel on commercial airlines — Glen E. Tellock — $7,161 and Eric P. Etchart — $2,076; (c) personal use of membership — Glen E. Tellock — $917, and Thomas G. Musial, Carl J. Laurino, Maurice D. Jones and Eric P. Etchart — $772 each. As noted in the Compensation Discussion and Analysis, while on an expatriate assignment Mr. Etchart is entitled to a tax equalization gross-up for any amount of tax to which he may be subject above the amount of tax that he would otherwise be required to pay as a residence of France. Mr. Etchart’s expat related fees in 2013 are significantly greater than in 2012 and 2011 due primarily to the tax equalization gross-up in connection with the exercise and vesting of a greater number of equity awards for Mr. Etchart in 2013 than in the previous years.

For 2012, includes (a) $413,063 of expat related fees (including tax gross-ups) for Mr. Etchart and his family; (b) personal use of Company aircraft and officer’s family travel on commercial airlines — Glen E. Tellock — $4,639, Carl J. Laurino — $9,492, and Eric P. Etchart — $162; (c) personal use of membership — Glen E. Tellock — $984, and Thomas G. Musial, Carl J. Laurino and Eric P. Etchart — $759 each.

For 2011, includes (a) $423,351 of ex-pat related fees (including tax gross-ups) for Mr. Etchart and his family; and (b) personal use of the Company aircraft — Glen E. Tellock — $11,032 and Eric P. Etchart — $438.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the 2013 awards under the Company’s Short-Term Incentive Plan (“STIP”) and the 2003 Incentive Stock and Awards Plan (stock options and performance shares). Any STIP awards earned in 2013 will be paid in the first quarter of 2014. Other than the stock option awards and the performance share awards, which are disclosed below, there were no other equity-based incentive awards granted to the named executive officers in 2013.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glen E. Tellock	STIP	2/26/2013	0	$1,083,500	$2,167,000
	Stock Options	2/26/2013							127,500	$18.14	$1,147,500	(1)
	Performance Shares	2/26/2013				23,900	95,600	191,200			$2,062,570	(2)
Carl J. Laurino	STIP	2/26/2013	0	$342,750	$685,500
	Stock Options	2/26/2013							30,500	$18.14	$274,500	(1)
	Performance Shares	2/26/2013				5,725	22,900	45,800			$494,068	(2)
Eric P. Etchart	STIP	2/26/2013	0	$345,000	$690,000
	Stock Options	2/26/2013							34,900	$18.14	$314,100	(1)
	Performance Shares	2/26/2013				6,550	26,200	52,400			$565,265	(2)
Thomas G. Musial	STIP	2/26/2013	0	$273,000	$546,000
	Stock Options	2/26/2013							25,800	$18.14	$232,200	(1)
	Performance Shares	2/26/2013				4,850	19,400	38,800			$418,555	(2)
Maurice D. Jones	STIP	2/26/2013	0	$267,800	$535,600
	Stock Options	2/26/2013							25,300	$18.14	$227,700	(1)
	Performance Shares	2/26/2013				4,750	19,000	38,000			$409,925	(2)

(1)

Reflects the grant date fair value of the awards granted in 2013 as computed under ASC 718. The options expire ten years from the grant date and vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(2)	Reflects the grant date fair value of the awards granted in 2013 as computed under ASC 718. The performance shares granted in 2013 are earned based on a three-year performance cycle.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the stock option, restricted shares, and performance shares awards previously granted to the named executive officers (in any year prior to 2014) that were outstanding at the end of 2013 either due to the award not yet vesting or due to the executive’s decision not to exercise vested stock options:

Name	Option Awards(1)				Stock Awards(2)(3)(4)(5)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Glen E. Tellock	66,256 66,200 37,400 27,000 63,400 277,725 204,000 143,450 51,323 0	0 0 0 0 0 92,575 204,000 143,450 153,972 127,500	$10.1400 $26.1000 $29.5150 $36.0400 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800 $18.1400	May 3, 2015 May 3, 2016 February 27, 2017 May 1, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023	35,794 200,450 191,200	(2) (3) (4)	$834,716 $4,674,494 $4,158,784	(5) (5) (5)
Carl J. Laurino	62,800 47,200 27,600 18,400 56,475 40,000 31,800 11,340 0	0 0 0 0 18,825 40,000 31,800 34,020 30,500	$10.1400 $26.1000 $29.5150 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800 $18.1400	May 3, 2015 May 3, 2016 February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023	7,939 44,280 45,800	(2) (3) (4)	$185,137 $1,032,610 $1,068,051	(5) (5) (5)
Eric P. Etchart	9,600 18,239 14,000 20,000 21,600 19,752 50,500 40,300 13,680 0	0 0 0 0 0 23,150 50,500 40,300 41,040 34,900	$10.21500 $18.7225 $29.5150 $36.0400 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800 $18.1400	February 25, 2015 February 24, 2016 February 27, 2017 May 1, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023	10,040 53,390 52,400	(2) (3) (4)	$234,133 $1,245,055 $1,221,968	(5) (5) (5)
Thomas G. Musial	32,000 46,200 23,000 17,900 55,575 43,650 27,750 10,290 0	0 0 0 0 18,525 43,650 27,750 30,870 25,800	$10.1400 $26.1000 $29.5150 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800 $18.1400	May 3, 2015 May 3, 2016 February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023	6,930 40,110 38,800	(2) (3) (4)	$161,608 $935,365 $904,816	(5) (5) (5)
Maurice D. Jones	55,600 40,000 21,200 17,400 53,925 41,950 26,850 10,080 0	0 0 0 0 17,975 41,950 26,850 30,240 25,300	$10.1400 $26.1000 $29.5150 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800 $18.1400	May 3, 2015 May 3, 2016 February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023	6,711 39,480 38,000	(2) (3) (4)	$156,501 $920,674 $886,160	(5) (5) (5)

(1)	Consists of incentive and non-qualified options to purchase Common Stock of the Company under the Company’s 2003 Incentive Stock and Awards Plan.

(2)

Consists of twenty-five percent (25%) of the performance shares awards granted in 2011 under the 2003 Incentive Stock and Awards Plan, which vested at the end of 2013 but were not paid out until 2014. The performance period for the 2011 grant concluded at the end of 2012; however, seventy-five percent (75%) of the performance shares award granted in 2011 vested upon being certified by the Compensation Committee in February 2013 and the remaining twenty-five percent (25%) vested at the end of 2013 provided the individual remained continuously employed by the Company throughout 2013. Actual performance for the 2011 grant was at 109.13% of target.

(3)

Consists of the performance share awards granted in 2012 under the 2003 Incentive Stock and Awards Plan. The performance period concludes at the end of 2014. In projecting performance as of December 31, 2013, the number of shares appearing here is the number of shares that would be awarded assuming maximum performance (200%) is achieved.

(4)

Consists of the performance share awards granted in 2013 under the 2003 Incentive Stock and Awards Plan. The performance period expires at the end of 2015. In projecting performance as of December 31, 2013, the number of shares appearing here is the number of shares that would be awarded assuming maximum performance (200%) is achieved.

(5)	The market value is calculated based on the unvested award amount noted in the preceding column multiplied by the closing stock price on December 31, 2013 of $23.32.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each named executive officer, the stock options exercised, the performance shares vested, and the number of restricted shares as to which restrictions lapsed during 2013. The value realized from the exercise of stock options reflects the total pre-tax value realized by the officers (stock price at exercise minus the option’s exercise price). Value from option exercises was only realized to the extent the Company’s stock price increased relative to the exercise price (stock price at grant). These stock options, performance shares, and shares of restricted stock were granted to the named executive officers prior to 2013; consequently, the value realized by the executives was actually earned over several years.

Name	Option Awards(1)		Stock Awards(2)(3)(4)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glen E. Tellock	0	$0	73,300(2) 107,384(3) 35,794(4)	$1,354,584(2) $1,947,946(3) $834,716(4)
Carl J. Laurino	0	$0	11,500(2) 23,817(3) 7,939(4)	$212,520(2) $432,040(3) $185,137(4)
Eric P. Etchart	30,000	$487,200	22,400(2) 30,119(3) 10,040(4)	$413,952(2) $546,359(3) $234,133(4)
Thomas G. Musial	0	$0	12,500(2) 20,789(3) 6,930(4)	$231,000(2) $377,112(3) $161,608(4)
Maurice D. Jones	0	$0	12,000(2) 20,134(3) 6,711(4)	$221,760(2) $365,231(3) $156,501(4)

(1)	The dollar value realized by stock option exercises in 2013 represents the total pre-tax value realized by the named executive officers upon exercise.

(2)

Consist of the number of shares of restricted stock as to which restrictions lapsed at market value, which was the closing stock price on the lapse date. In 2013, the restrictions lapsed on February 11, 2013, with a closing stock price on that date of $18.48.

(3)

Consists of seventy-five percent (75%) of the performance share award granted in 2011 which 75% vested upon being certified by the Compensation Committee on February 26, 2013, with a closing stock price on that date of $18.14. Actual performance for the 2011 grant was at 109.13% of target.

(4)

Consists of twenty-five percent (25%) of the performance share award granted in 2011 which 25% vested as of December 31, 2013 (provided the individual remained continuously employed by the Company throughout 2013) with a closing stock price on December 31, 2013 of $23.32. Those performance shares vested at the end of 2013 but were not paid out until 2014. Actual performance for the 2011 grant was at 109.13% of target.

RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Pension Benefits

(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Supplemental Executive Retirement Plan as of December 31, 2013:

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Glen E. Tellock	SERP	13.58	$7,630,310	$0
Carl J. Laurino	SERP	7.00	$1,451,776	$0
Eric P. Etchart	SERP	0	$0	$0
Thomas G. Musial	SERP	13.58	$5,726,589	$0
Maurice D. Jones	SERP	9.00	$1,880,623	$0

(1)

Reflects the number of years since the participant began participating in the plan. The plan was adopted by the Company in 2000. Currently an executive of the Company is not eligible to participate under the plan until the executive has at least five credited years of service with the Company and satisfies other criteria determined by the Compensation Committee. Mr. Tellock and Mr. Musial became plan participants at the time of the plan’s adoption in 2000. Mr. Jones began participating in the plan as of January 1, 2005. Mr. Laurino began participating under the plan as of January 1, 2007. As of December 31, 2013, the named executive officers had the following actual years of service with the Company: Glen E. Tellock — 22.98 years, Carl J. Laurino — 13.99 years, Eric P. Etchart — 30.67 years, Thomas G. Musial — 36.42 years and Maurice D. Jones — 14.42 years.

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). A participant’s final five-year average pay is computed by averaging the participant’s projected base salary (including elective deferrals) and non-equity incentive plan compensation (which prior to 2008 included two payout components) payable for each year for the five consecutive calendar year period when the participant receives or is projected to receive his or her highest average compensation prior to the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump-sum actuarial equivalent of fifty-five percent

(55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80); and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump-sum or over a fixed number of years not to exceed ten (10) years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has at least five credited years of service with the Company and/or its subsidiaries and satisfies other criteria determined by the Compensation Committee. Additionally, for any executive who becomes a participant after December 31, 2008 and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2013:

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(2)
Glen E. Tellock	$0	$0	$138,325	$0	$600,416
Carl J. Laurino	$67,231	$0	$115,573	$0	$557,955
Eric P. Etchart	$0	$0	$0	$0	$0
Thomas G. Musial	$0	$0	$236,025	$0	$1,604,298
Maurice D. Jones	$0	$0	$90,173	$0	$334,360

(1)

Reflects elective deferrals of compensation earned or payable in 2013. These amounts were also included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

(2)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings of shareholders: Mr. Tellock — $152,945; Mr. Laurino — $288,695; Mr. Musial — $10,720; and Mr. Jones — $45,174.

Post-Employment Compensation

Effective January 28, 2013, the Company amended and reinstated its Contingent Employment Agreements (the “Contingent Employment Agreements”) with the named executive officers (and certain other key executives and employees of the Company and certain subsidiaries). The amendments to the Contingent Employment Agreements eliminated single trigger cash severance provisions from any executive officer that previously had this provision (and replaced them with double trigger provisions), and eliminated the excise tax gross-ups from the CEO agreement (they had already been eliminated from the agreements of other named executive officers).

The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive will continue to be employed by the Company for a period of time (three years in the case of the CEO and two years in the case of the other named executive officers). Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees, provided that the plans and bonus opportunity are no less favorable than those that were available prior to a change in control. After a change in control, the executive’s compensation would be subject to upward adjustment at least annually based upon their or the executive’s contributions and the level of increases provided to other officers and employees. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period if the executive voluntarily retires from the Company or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive is terminated by the Company without cause following a change in control, the executive is entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the annual incentive compensation the executive would have otherwise been paid but for the termination, through the applicable employment period. Upon a change in control, stock options fully vest, restrictions on restricted stock or similar securities lapse, and each holder of performance shares has the right to receive, in exchange for the performance shares, cash equal to a pro-rated amount of performance shares based on the amount of time that has lapsed during the performance period up to the change in control. In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. A Contingent Employment Agreement is terminable by either party at any time prior to a change in control.

If a named executive officer is terminated by the Company without cause within six months prior to a change in control and it is reasonably demonstrated by the employee that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control, or (ii) otherwise arose in connection with or in anticipation of a change in control, the employee will be entitled to the severance payment and benefits that he would have otherwise have received if he were terminated by the Company without cause following a change in control.

If any of the payments to a named executive officer would constitute an “excess parachute payment” under Sections 280G of the Internal Revenue Code and would result in the imposition on the executive of an excise tax under 4999 of the Internal Revenue Code (the “Excise Tax”), the executive is not entitled to any tax gross up amount; however, the executive would be entitled to receive the “best net” treatment. Under the “best net” treatment, if the after-tax amount (taking into account all federal, state and local excise, income and other taxes) that would be retained by the executive is less than the after-tax amount that would be retained by the executive if the executive were instead to be paid or provided (as the case may be) the maximum amount that the executive could receive without being subject to the Excise Tax (the “Reduced Amount”), then the executive shall be entitled to receive the Reduced Amount instead of the full amount that would have been subject to the Excise Tax.

The Contingent Employment Agreements also provide that if the executive is terminated (i) by the Company without cause prior to the end of the employment period; or (ii) by the Company within six months prior to a change in control in anticipation of a change in control as explained above, the executive will be prohibited from competing with the Company for (y) the lesser of two years or the unexpired term of the employment period or (z) two years in the case of a termination of the Company within six months prior to a change in control in anticipation of a change in control as described above.

Estimated Payments upon a Change in Control

The following table presents the estimated payouts that would be made upon a change in control coupled with an executive’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2013. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, if any, would depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

Name	Base Salary(1)	Annual Incentive- Based Compensation(2)	Stock Options(3)	Performance Shares(4)	Benefits(5)	Excise Tax Gross Up(6)	Total
Glen E. Tellock	$2,955,000	$3,577,767	$16,825,310	$4,566,630	$66,750	$0	$27,991,457
Carl J. Laurino	$914,000	$728,505	$3,617,981	$1,050,333	$44,500	$0	$6,355,325
Eric P. Etchart	$920,000	$796,261	$4,428,235	$1,233,511	$44,500	$0	$7,422,507
Thomas G. Musial	$840,000	$616,625	$3,418,595	$920,091	$33,000	$0	$5,828,311
Maurice D. Jones	$824,000	$601,561	$3,318,786	$903,417	$44,500	$0	$5,692,264

(1)	Represents three times Mr. Tellock’s and two times each of the other executive’s base salary on December 31, 2013.

(2)

Represents three times Mr. Tellock’s and two times each of the other executive’s average earned incentive compensation under the Company’s Short-Term Incentive Plan during the most recently completed 3 fiscal years (2011 through 2013).

(3)	Intrinsic value of unvested stock options based on the closing trading price ($23.32) of the Company’s Common Stock at December 31, 2013, the last trading day of 2013.

(4)

Represents the value of unvested performance shares, prorated and based on performance at year-end which for the 2012-14 and 2013-15 cycles were projected to be at the maximum level (2x target), based on the closing price ($23.32) of the Company’s common stock on December 31, 2013, the last trading day of 2013.

(5)	Represents three times in the case of Mr. Tellock, and two times in the case of each of the other executives, the value of the annual benefits provided to the executive.

(6)	The Company does not provide officers excise tax gross-ups.

As stated in the Compensation Discussion and Analysis, the Company also has a formal severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan or other forms of employment termination except in the event of a change in control as described above, and except for the severance benefits to which Mr. Etchart is entitled as an employee of a French company pursuant to the French collective bargaining agreement, as described below.

Eric P. Etchart Severance Benefits

As mentioned previously, as an employee of Manitowoc France SAS, Mr. Etchart is also covered by a collective bargaining agreement, Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie. The collective bargaining agreement provides for certain severance payments to which Mr. Etchart would be entitled, determined as follows: 128.6% of the sum of (a) 1/5th of one month’s salary and incentive compensation per year of service for the first seven years of service, plus (b) 3/5ths of one month’s salary and incentive compensation per year of service for each year of service above seven years. For purposes of the foregoing, one month’s salary and incentive compensation is deemed to be 1/12th of the total salary and incentive compensation for the twelve months preceding the severance date. Since Mr. Etchart’s employment began in 1983, he has 30 years of service for purposes of calculating his severance. Therefore, assuming a December 31, 2013 termination date, his severance would be $1,333,463 which is calculated based on the following formula: ((1/5 × 7) + (3/5 × 23))×1.286 = 19.5472 multiplied by 1/12th of his total salary and incentive compensation for 2013, or 19.5472 × 1/12 × $818,628 = $1,333,463. Additionally under the terms of the collective bargaining agreement, Mr. Etchart is entitled to six months’ notice of termination. Mr. Etchart would be entitled to his full compensation and benefits during the six-month notice period.

10.	MISCELLANEOUS

Other Matters

Management knows of no business that will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the Annual Meeting of Shareholders in 2015 must be received no later than November 21, 2014, at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s annual meeting proxy material under the Securities and Exchange Commission’s proxy rules.

Under the Company’s Bylaws, written notice of shareholder proposals for the 2015 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to March 21, 2015, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s Bylaws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 is available online at www.proxydocs.com/mtw and also through the Company’s website: www.manitowoc.com. In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Maurice D. Jones, Senior Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/

or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Maurice D. Jones, Senior Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2013 Annual Report or this Proxy Statement, please contact Maurice D. Jones at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

MAURICE D. JONES
Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

March 21, 2014

ANNUAL MEETING OF THE MANITOWOC COMPANY, INC.

Date:	Tuesday, May 6, 2014
Time:	9:00 A.M. (CDT)
Place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin

Please make your marks like this: ☒ Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1 through 4.

1:	Election of Directors
		For		Withhold	Directors Recommend
	01 Donald M. Condon 02 Keith D. Nosbusch 03 Glen E. Tellock 04 Robert G. Bohn	☐ ☐ ☐ ☐		☐ ☐ ☐ ☐	i For For For For

		For	Against	Abstain
2:	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐	For

3:	An advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	For

4:	Such other business as may properly come before the Annual Meeting.

Comments: Please print your comments below.

To attend the meeting and vote your shares in person, please mark this box.	☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of The Manitowoc Company, Inc.

to be held on Tuesday, May 6, 2014

for Holders as of February 28, 2014

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:
INTERNET		TELEPHONE
Go To		866-390-5369
www.proxypush.com/mtw
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Glen E. Tellock and Maurice D. Jones, and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc. that the undersigned is entitled to vote at the meeting and any adjournment of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.

All votes must be received by 5:00 P.M., Eastern Time, May 5, 2014.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, April 30, 2014.

PROXY TABULATOR FOR THE MANITOWOC COMPANY, INC. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — The Manitowoc Company, Inc.
Proxy/Voting Instructions Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 6, 2014.

The undersigned appoints Glen E. Tellock and Maurice D. Jones or either of them as proxies for the undersigned, with full power of substitution to vote the shares of stock of The Manitowoc Company, Inc. (“the Company”), of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Manitowoc located at 4601 Calumet Ave., Manitowoc, Wisconsin on Tuesday, May 6, 2014 at 9:00 a.m. (CDT).
As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:
1.	The election of four directors.
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.
3.	An advisory vote to approve the compensation of the Company’s named executive officers.
4.	Such other business as may properly come before the Annual Meeting.

If you hold shares of Company Common Stock in the Dividend Reinvestment Plan or The Manitowoc Company, Inc. 401(k) Retirement Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.

The Board of Directors of the Company recommends the following votes:
•	FOR election of the four directors named in the enclosed proxy materials; one director will serve a two-year term expiring at the Annual Meeting of Shareholders in 2016 and three directors will serve a three-year term expiring at the Annual Meeting of Shareholders in 2017;
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and
•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” the election of directors in item 1, “FOR” the proposals in items 2 and 3, and authority will be deemed granted under item 4.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.